                                                                       Exhibit 3


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                                CREDIT AGREEMENT


                                      among

                            WANG LABORATORIES, INC.,

                          VARIOUS SUBSIDIARY BORROWERS,

                          VARIOUS LENDING INSTITUTIONS,

                             BANKERS TRUST COMPANY,
                      AS ADMINISTRATIVE AGENT AND ARRANGER

                                       and

                         NATIONAL WESTMINSTER BANK PLC,
                        AS SYNDICATION AGENT AND ARRANGER

                                       and

                          LEHMAN COMMERCIAL PAPER INC.,
                     AS DOCUMENTATION AGENT AND CO-ARRANGER


                      ------------------------------------

                           Dated as of March 13, 1998

                      ------------------------------------


                                  $500,000,000


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


                                TABLE OF CONTENTS
                                -----------------


                                                                     Page
                                                                     ----

SECTION 1. Amount and Terms of Credit.................................  1
     1.01  Commitment.................................................  1
     1.02  Minimum Borrowing Amounts, etc.............................  4
     1.03  Notice of Borrowing........................................  4
     1.04  Disbursement of Funds......................................  5
     1.05  Notes .....................................................  6
     1.06  Conversions................................................  6
     1.07  Pro Rata Borrowings, etc...................................  7
     1.08  Interest...................................................  7
     1.09  Interest Periods...........................................  8
     1.10  Increased Costs, Illegality, etc........................... 10
     1.11  Compensation............................................... 12
     1.12  Change of Lending Office................................... 13
     1.13  Replacement of Lenders..................................... 13

SECTION 2. Letters of Credit.......................................... 14
     2.01  Letters of Credit.......................................... 14
     2.02  Lender Default............................................. 15
     2.03  Letter of Credit Requests; Notices of Issuance............. 15
     2.04  Agreement to Repay Letter of Credit Drawings............... 16
     2.05  Letter of Credit Participations............................ 16
     2.06  Increased Costs............................................ 19

SECTION 3. Fees; Commitments.......................................... 20
     3.01  Fees  ..................................................... 20
     3.02  Voluntary Reduction of Commitments......................... 21
     3.03  Mandatory Adjustments of Commitments, etc.................. 21

SECTION 4. Payments................................................... 22
     4.01  Voluntary Prepayments...................................... 22
     4.02  Mandatory Prepayments...................................... 23
     4.03  Method and Place of Payment................................ 24
     4.04  Net Payments............................................... 25

SECTION 5. Conditions Precedent....................................... 28
     5.01  Conditions Precedent to Closing Date....................... 28
     5.02  Conditions Precedent to the Full Utilization Date.......... 32
     5.03  Conditions Precedent to All Credit Events.................. 34

SECTION 6. Representations, Warranties and Agreements................. 34
     6.01  Corporate Status........................................... 34
     6.02  Corporate Power and Authority.............................. 35

                                                                     Page
                                                                     ----


     6.03  No Violation............................................... 35
     6.04  Litigation................................................. 35
     6.05  Use of Proceeds; Margin Regulations........................ 35
     6.06  Governmental Approvals..................................... 36
     6.07  Investment Company Act..................................... 36
     6.08  Public Utility Holding Company Act......................... 36
     6.09  True and Complete Disclosure............................... 36
     6.10  Financial Condition; Financial Statements.................. 37
     6.11  Security Interests......................................... 38
     6.12  Representations and Warranties in Documents................ 38
     6.13  Tax Returns and Payments................................... 39
     6.14  Compliance with ERISA...................................... 39
     6.15  Subsidiaries............................................... 40
     6.16  Intellectual Property...................................... 40
     6.17  Environmental Matters...................................... 41
     6.18  Labor Relations............................................ 42
     6.19  Existing Indebtedness...................................... 42
     6.20  Compliance with Statutes, etc.............................. 42
     6.21  Acquisition................................................ 42

SECTION 7. Affirmative Covenants...................................... 42
     7.01  Information Covenants...................................... 43
     7.02  Books, Records and Inspections............................. 45
     7.03  Insurance.................................................. 45
     7.04  Payment of Taxes........................................... 45
     7.05  Corporate Franchises....................................... 46
     7.06  Compliance with Statutes, etc.............................. 46
     7.07  ERISA ..................................................... 46
     7.08  Good Working Order......................................... 47
     7.09  End of Fiscal Years; Fiscal Quarters....................... 47
     7.10  Additional Security; Further Assurances.................... 48
     7.11  Compliance with Environmental Laws......................... 48
     7.12  Material Subsidiaries...................................... 48

SECTION 8. Negative Covenants......................................... 49
     8.01  Changes in Business........................................ 49
     8.02  Consolidation, Merger, Sale or Purchase of Assets, etc..... 49
     8.03  Liens ..................................................... 51
     8.04  Indebtedness............................................... 53
     8.05  Capital Expenditures....................................... 55
     8.06  Advances, Investments and Loans............................ 55
     8.07  Prepayments of Indebtedness, etc........................... 56
     8.08  Dividends, etc............................................. 57



                                      (ii)

                                                                     Page
                                                                     ----



     8.09  Transactions with Affiliates............................... 58
     8.10  Current Ratio.............................................. 58
     8.11  Leverage Ratio............................................. 59
     8.12  Minimum Consolidated EBITDA................................ 59
     8.13  Minimum Interest Coverage.................................. 59
     8.14  Minimum Consolidated Net Worth............................. 60
     8.15  Limitation On Issuance of Stock............................ 60
     8.16  Creation of Subsidiaries................................... 60

SECTION 9. Events of Default.......................................... 60
     9.01  Payments................................................... 60
     9.02  Representations, etc....................................... 60
     9.03  Covenants.................................................. 60
     9.04  Default Under Other Agreements............................. 61
     9.05  Bankruptcy, etc............................................ 61
     9.06  ERISA ..................................................... 62
     9.07  Security Documents......................................... 62
     9.08  Guaranties................................................. 62
     9.09  Judgments.................................................. 63
     9.10  Full Utilization Date...................................... 63

SECTION 10. Definitions............................................... 64

SECTION 11. Agents, etc............................................... 98
     11.01  Appointment............................................... 98
     11.02  Nature of Duties.......................................... 98
     11.03  Lack of Reliance on the Agents............................ 98
     11.04  Certain Rights of the Agents.............................. 99
     11.05  Reliance.................................................. 99
     11.06  Indemnification........................................... 99
     11.07  The Agents in Their Individual Capacities.................100
     11.08  Holders...................................................100
     11.09  Resignation by an Agent...................................100

SECTION 12. Miscellaneous.............................................101
     12.01  Payment of Expenses, etc..................................101
     12.02  Right of Setoff...........................................102
     12.03  Notices...................................................102
     12.04  Benefit of Agreement......................................102
     12.05  No Waiver; Remedies Cumulative............................104
     12.06  Payments Pro Rata.........................................105



                                      (iii)

                                                                     Page
                                                                     ----


     12.07  Calculations; Computations................................105
     12.08  Governing Law; Submission to Jurisdiction; Venue;
               Waiver of Jury Trial...................................106
     12.09  Counterparts..............................................107
     12.10  Effectiveness.............................................107
     12.11  Headings Descriptive......................................108
     12.12  Amendment or Waiver.......................................108
     12.13  Survival..................................................108
     12.14  Domicile of Loans.........................................108
     12.15  Confidentiality...........................................108
     12.16  Lender Register...........................................109
     12.17  Judgment Currency.........................................109
     12.18  Euro .....................................................110
     12.19  Covenant to Pay...........................................110
     12.20  Sharing...................................................111

SECTION 13. Guaranty..................................................111
     13.01  The Guaranty..............................................111
     13.02  Bankruptcy................................................112
     13.03  Nature of Liability.......................................112
     13.04  Independent Obligation....................................112
     13.05  Authorization.............................................113
     13.06  Reliance..................................................114
     13.07  Subordination.............................................114
     13.08  Waiver....................................................114
     13.09  Enforcement...............................................115


ANNEX I     --  Commitments
ANNEX II    --  Lenders Addresses
ANNEX III   --  Plans
ANNEX IV    --  Subsidiaries
ANNEX V     --  Proposed Dispositions
ANNEX VI    --  Existing Indebtedness
ANNEX VII   --  Existing Liens
ANNEX VIII  --  Existing Investments
ANNEX IX    --  Affiliate Transactions
ANNEX X     --  Limits on Foreign Subsidiary Investments


EXHIBIT A   --  Form of Notice of Borrowing



                                      (iv)

EXHIBIT B-1  --  Form of USF Note
EXHIBIT B-2  --  Form of MCF Note
EXHIBIT B-3  --  Form of Lira Note
EXHIBIT B-4  --  Form of Swingline Note
EXHIBIT C    --  Form of Letter of Credit Request
EXHIBIT D    --  Form of Section 4.04 Certificate
EXHIBIT E-1  --  Form of Opinions of Skadden, Arps, Slate, Meagher &  Flom LLP
                   and Alan Cormier, Esq.
EXHIBIT E-2  --  Form of Opinion of White & Case LLP
EXHIBIT F-1  --  Form of Officers' Certificate - Closing Date
EXHIBIT F-2  --  Form of Officers' Certificate - Full Utilization Date
EXHIBIT G    --  Form of US Guaranty
EXHIBIT H    --  Form of US Pledge Agreement
EXHIBIT I    --  Form of US Security Agreement
EXHIBIT J    --  Form of Consent Letter
EXHIBIT K    --  Form of Solvency Certificate
EXHIBIT L    --  Form of Assignment Agreement




                                       (v)

                  CREDIT AGREEMENT, dated as of March 13, 1998, among WANG LABORATORIES, INC., a Delaware corporation, WANG NEDERLAND B.V., a Dutch company and upon its becoming party hereto as contemplated by Section 5.02(a) OLIVETTI SOLUTIONS SPA, the lenders from time to time party hereto (each, a "Lender" and, collectively, the "Lenders"), BANKERS TRUST COMPANY as Administrative Agent and Arranger, NATIONAL WESTMINSTER BANK PLC, as Syndication Agent and Arranger and LEHMAN COMMERCIAL PAPER INC. as Documentation Agent and Co-Arranger. Unless otherwise defined herein, all capitalized terms used herein and defined in
Section 10 are used herein as so defined.


                               W I T N E S E T H :


                  WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrowers the credit facilities provided for herein;


                  NOW, THEREFORE, IT IS AGREED:

                  SECTION 1. AMOUNT AND TERMS OF CREDIT.

                  1.01 COMMITMENT. (A) Subject to and upon the terms and conditions herein set forth, each USF Lender severally agrees, at any time and from time to time on and after the Closing Date and prior to the Final Maturity Date, to make a loan or loans (each, a "USF Loan" and, collectively, the "USF Loans") to WLI, which USF Loans (i) shall be made and maintained in Dollars;
(ii) except as hereinafter provided, may, at the option of WLI, be incurred and maintained, and/or converted into Base Rate Loans or Eurodollar Loans, provided that all USF Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of USF Loans of the same Type; (iii) may be repaid and reborrowed in accordance with the provisions hereof; and (iv) shall not exceed for any USF Lender at the time of the making of any such USF Loan, and after giving effect thereto, that aggregate Principal Amount which, when added to the sum of (I) the aggregate Principal Amount of all other USF Loans made by such USF Lenders then outstanding and (II) such USF Lender's Percentage of (x) the USF Letter of Credit Outstandings at such time and (y) the outstanding principal amount of Swingline Loans at such time, equals the USF Commitment of such USF Lender at such time.

                  (B) Subject to and upon the terms and conditions herein set forth, each MCF Lender severally agrees, at any time and from time to time on and after the Closing Date and prior to the Final Maturity Date, to make a loan or loans (each, a "MCF Loan" and, collect-ively, the "MCF Loans") to one or more of the MCF Borrowers (on a several basis), which MCF Loans (i) may be made and maintained in such Approved Currency as is requested by the applicable MCF Borrower; (ii) may be repaid and reborrowed in accordance with the provisions hereof; (iii) shall not (w) be made to the Italian Borrower prior to the Full Utilization Date, (x) exceed $150,000,000 in Principal Amount at any time outstanding prior to the Full Utilization Date, (y) in the case of MCF Loans made to WLI, exceed $150,000,000 in Principal Amount at any time outstanding or (z) in the case of MCF Loans denominated in Spanish Pesetas, Danish Krone, Belgian Francs and Dutch Guilders, exceed $50,000,000 in Principal Amount for any one such currency at any time outstanding; and (iv) shall not exceed for any MCF Lender at the time of the making of any such MCF Loan, and after giving effect thereto, that aggregate Principal Amount which, when added to (I) the aggregate Principal Amount of all other MCF Loans made by such MCF Lender then outstanding and (II) such MCF Lender's Percentage of the MCF Letter of Credit Outstandings at such time, equals the MCF Commitment of such MCF Lender at such time, PROVIDED that all then outstanding MCF Loans denominated in Italian Lira shall be repaid on the Full Utilization Date and then and thereafter the Lira Lender shall alone make all Lira Loans.

                  (C) The Lira Lender shall not be required to make any Lira Loan while a Lender Default exists with respect to a MCF Lender unless the Lira Lender has entered into arrangements satisfactory to it and the Italian Borrower to eliminate its risk with respect to the participation of the Defaulting Lender or Lenders in any such Lira Loan (including by way of example cash collateralization of each such Defaulting Lender's MCF Percentage of such requested Lira Loan). The Lira Lender will not make any Lira Loan after it has received a written notice (not subsequently withdrawn) from WLI or the Required Lenders that one or more of the applicable conditions to the Credit Events specified in Section 5.02 are not then satisfied.

                  (D) At any time when an Acceleration Event has occurred and/or a default in the payment of principal or interest on the Lira Loans exists, the Lira Lender may, on any Business Day and in its sole discretion, give notice (which notice shall be deemed to be given upon the occurrence of any Acceleration Event or any other bankruptcy, insolvency or similar proceedings in respect of any Designated Party if the Lira Lender is prohibited from giving such notice under applicable law) to each MCF Lender that each such MCF Lender is required to purchase, and each such MCF Lender (other than the Lira Lender) hereby irrevocably agrees to promptly purchase from the Lira Lender (without recourse or warranty), an assignment of the outstanding Lira Loans as shall be necessary to cause each such MCF Lender, to share in the outstanding Lira Loans ratably based on its respective MCF Percentage, PROVIDED that all interest payable on each outstanding Lira Loan shall, not withstanding any other provision of this Agreement, be for the account of the Lira Lender from the date of any such notice until the date the respective participation or assignment is purchased by such Lender. Each purchase of a participation or assignment by a MCF Lender under this Section 1.01(D) shall be effected in Italian Lira. The Lira Lender shall not make any Lira Loan on and after the date on which it gives any notice contemplated by this Section 1.01(D).


                  (E) Subject to and upon the terms and conditions herein set forth, the Swingline Lender agrees to make at any time and from time to time after the Closing Date and prior to the Swingline Expiry Date, a loan or loans to WLI (each, a "Swingline Loan" and, collectively, the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed (giving effect to any incurrence thereof and the use of the proceeds of such incurrence) in aggregate principal amount at any time outstanding that amount which, when combined with the aggregate principal amount of all USF Loans made by Non-Defaulting Lenders then outstanding and the USF Letter of Credit Outstandings at such time, equals the Adjusted Total USF Commitment then in effect (after giving effect to any changes thereto on such date) and (iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. The Swingline Lender will not make a Swingline Loan after it has received written notice from the Required Lenders that one or more of the applicable conditions to Credit Events specified in
Section 5.02 are not then satisfied until such conditions are satisfied.

                  (F) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the USF Lenders that its outstanding Swingline Loans shall be funded with a Borrowing of USF Loans (PROVIDED that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 9.05 with respect to WLI or upon the exercise of any of the remedies provided in the last paragraph of Section 9), in which case a Borrowing of USF Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all USF Lenders that are Non-Defaulting Lenders PRO RATA based on each such USF Lender's Percentage, and the proceeds thereof shall be applied directly to repay the Swingline Lender for such outstanding Swingline Loans. Each USF Lender hereby irrevocably agrees to make Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding: (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total USF Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each USF Lender that is a Non-Defaulting Lender (other than BTCo) hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such assignment of the outstanding

Swingline Loans as shall be necessary to cause such USF Lenders to share in such Swingline Loans ratably based upon their respective Percentages, PROVIDED that all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the USF Lender purchasing same from and after such date of purchase.

                  1.02 MINIMUM BORROWING AMOUNTS, ETC. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any day, PROVIDED that at no time shall there be outstanding more than 10 Borrowings of Eurodollar Loans under the US Facility and no more than 20 Borrowings under the MC Facility.

                  1.03 NOTICE OF BORROWING. (a) Whenever (I) WLI desires to incur USF Loans, it shall give the Administrative Agent at its Notice Office,
(x) prior to 12:00 Noon (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and (y) prior to 12:00 Noon (New York time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans and (II) a Borrower desires to incur MCF Loans, it shall give the Administrative Agent at its Notice Office prior to 12:00 Noon (London time) at least three Business Days' (one Business Day in the case of Pound Sterling-denominated Loans) prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of such MCF Loans, provided that Lira Loans will be made upon such written notice (or telephonic notice promptly confirmed in writing) being given to the Lira Lender (with a copy to the Administrative Agent) by the Italian Borrower as agreed by such parties. Each such notice (each, a "Notice of Borrowing") shall be in the form of Exhibit A and shall be irrevocable and shall specify (i) the identity of the Borrower, (ii) the Facility pursuant to which such Borrowing is being made and, in the case of MCF Loans, the Approved Currency for such Loans,
(iii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (stated in the applicable Approved Currency), (iv) the date of Borrowing (which shall be a Business Day), (v) in the case of USF Loans, whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and (vi) if MCF Loans or Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of the portion, if any, thereof to be funded by such Lender and of the other matters covered by the Notice of Borrowing.

                  (b) (i) Whenever WLI desires to incur Swingline Loans, it shall give the Swingline Lender, prior to 2:00 P.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

                  (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(F), with WLI irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 1.01(F).

                  (c) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or the Lira Lender (in the case of Lira Loans) may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by it in good faith to be from an Authorized Officer of such Borrower. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent's or Lira Lender's record of the terms of such telephonic notice absent manifest error.

                  1.04 DISBURSEMENT OF FUNDS. (a) No later than (i) 12:00 Noon (Local time) on the date specified in each Notice of Borrowing, each Lender required to participate in a Syndicated Borrowing will make available its PRO RATA share of such Borrowing requested to be made on such date and (ii) 2:00 P.M. (New York time) on each date for the making of Swingline Loans, the Swingline Lender will make available the amount of such Swingline Loans, in each case in the manner provided below. All such amounts shall be made available to the Administrative Agent in the relevant Approved Currency and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the applicable Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Lira Loans shall be made available by the Lira Lender to the Italian Borrower no later than 12:00 Noon (Milan time) in such manner as is agreed by such parties. Unless the Administrative Agent shall have been notified by any Lender required to participate in a Syndicated Borrowing prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Syndicated Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall pay such corresponding amount to the Administrative Agent within three Business Days of receipt of such notice unless previously paid by such Lender. The Administrative Agent shall also be entitled to recover on demand from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by such Borrower, the then applicable rate of interest, calculated in accordance with
Section 1.08, for the respective Loans.

                  (b) Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

                  1.05 NOTES. (a) A Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced (i) if USF Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed (each, a "USF Note" and, collectively, the "USF Notes"), (ii) if MCF Loans other than Lira Loans and if requested by the respective MCF Lender, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed (each, a "MCF Note" and, collectively, the "MCF Notes"), (iii) if Lira Loans, by a promissory note substantially in the form of Exhibit B-3, with blanks appropriately completed (the "Lira Note") and
(iv) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-4 with the blanks appropriately completed (the "Swingline Note").

                  (b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding Principal Amount of Loans evidenced thereby. Failure to make any such notation shall not affect a Borrower's obligations in respect of such Loans.

                  1.06 CONVERSIONS. WLI shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of its USF Loans of one Type into a Borrowing or Borrowings of USF Loans of the other Type, provided that (i) no partial conversion shall reduce the outstanding principal amount of the available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall pay such corresponding amount to the Administrative Agent within three Business Days of receipt of such notice unless previously paid by such Lender. The Administrative Agent shall also be entitled to recover on demand from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by Eurodollar Loans made pursuant to a Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans (x) when a Default under Section 9.01 or Event of Default is then in existence if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such conversion or (y) prior to the Syndication Date except for a conversion into Eurodollar Loans with a PSD Interest Period and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by WLI giving the Administrative Agent at the Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each USF Lender prompt notice of any such proposed conversion affecting any of its USF Loans.

                  1.07 PRO RATA BORROWINGS, ETC. All Loans incurred pursuant to a Syndicated Borrowing shall be made by the Lenders required to participate therein PRO RATA on the basis of their respective USF Commitments or MCF Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

                  1.08 INTEREST. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) or conversion at a rate per annum which shall at all times be the Applicable Margin plus the Base Rate applicable to such Loan in effect from time to time.

                  (b) The unpaid principal amount of each Loan (other than Base Rate Loans) shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) or conversion at a rate per annum which shall at all times during each Interest Period applicable thereto be the Applicable Margin plus the relevant LIBOR for such Interest Period.

                  (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of any Loans shall bear interest at the Base Rate in effect from time to time PLUS the sum of (i) 2% and (ii) the Applicable Margin then in effect for Base Rate Loans, provided that principal in respect of Eurodollar Loans and MCF Loans shall bear interest from the date same becomes due (whether by acceleration or otherwise) until (x) in the case of Eurodollar Loans, the end of the Interest Period applicable to such Eurodollar Loans at such maturity or (y) in the case of MCF Loans, until paid in full, at a rate per annum equal to 2% in excess of the rate of interest applicable thereto at such maturity.

                  (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan and each MCF Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (other than the prepayment or conversion of any Base Rate Loan) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                  (e) Subject to the provisions of Section 1.01(D), the Lira Lender shall (x) retain for itself the LL Portion of all interest payments it receives on Lira Loans in respect of all periods prior to the purchase of assignments thereof by the MCF Lenders pursuant to Section 1.01(D) (subject to the rights of MCF Lenders who purchased participations therein to their PRO RATA share of such interest under such participations) and (y) pay over to the Administrative Agent for prompt payment to all MCF Lenders that are Non-Defaulting Lenders (for application, PRO RATA among them on the basis of their MCF Percentages) the remaining portion of such interest payments (with the Lira Lender to be paid all such interest otherwise payable to Defaulting Lenders).

                  (f) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

                  (g) The Administrative Agent, upon determining the interest rate for any Borrowing for any Interest Period, shall promptly notify the applicable Borrower and the Lenders thereof.

                  1.09 INTEREST PERIODS. (a) At the time a Borrower gives a Notice of Borrowing (or WLI gives a Notice of Conversion) in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans or MCF Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (Local Time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans or MCF Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period (or if prior to the Syndication Date and to the extent then available in the relevant currency in the opinion of the Administrative Agent, a 7, 14 or 21 day period or such other period less than one month as is agreed by the respective Borrower and the Administrative Agent). Notwithstanding anything to the contrary contained above:

                  (i) the initial Interest Period for any Borrowing shall commence on the date of such Borrowing (including, where relevant, the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

                 (ii) if any Interest Period begins on (x) the last Business Day of a month, it shall end on the last Business Day of the month in which it is to end and (y) a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, PROVIDED that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                 (iv) subject to the foregoing clauses (i) through (iii), inclusive, all Interest Periods selected prior to the Syndication Date must end (I) if selected prior thereto, on the date one month after the Closing Date, (II) if selected on or after such one month date and prior to the date two months after the Closing Date, on the date two months after the Closing Date, (III) if selected on or after such two month date and on or prior to the date three months after the Closing Date, on the date three months after the Closing Date and (IV) if selected on or after such three month date, on the date four months after the Closing Date;

                  (v) no Interest Period may be elected that would extend beyond the Final Maturity Date;

                 (vi) no Interest Period may be elected at any time when a Default under Section 9.01 or an Event of Default is then in existence if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such election;

                (vii) all Eurodollar Loans or MCF Loans comprising a Borrowing shall at all times have the same Interest Period.

                  (b) If upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the Loans subject to the expiring Interest Period as provided above, such Borrower shall be deemed to have elected, in the case of Eurodollar Loans, to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period and, in the case of all MCF Loans, to continue such Loans pursuant to a one-month Interest Period.

                   1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that
(x) in the case of clause (i) or (iv) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                  (i) on any date for determining any LIBOR for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the relevant interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective LIBOR; or

                 (ii) at any time, that such Lender shall actually incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans or MCF Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves payable pursuant to Section 1.10(c) and those included in determining any Associated Costs Rate) and/or (y) other circumstances occurring since the Effective Date affecting the relevant interbank market; or

                (iii) at any time, that the making or continuance of any Eurodollar Loans or MCF Loans has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline, or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the relevant interbank market; or

                 (iv) at any time that any Alternate Currency is not available in sufficient amounts, as determined in good faith by the Administrative Agent, to fund any Borrowing of Loans denominated in such Alternate Currency;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) or (iv) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the respective Borrower and, except in the case of clause (i) or (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter and for so long as the applicable circumstance continues to exist (w) in the case of clause (i) above, Loans priced in respect of the affected LIBOR shall no longer be available until such time as the Administrative Agent notifies the respective Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist in accordance with clause (y) of the preceding sentence, and any Notice of Borrowing or Notice of Conversion given by a Borrower with respect to such Loans which have not yet been incurred shall be deemed rescinded by the relevant Borrower, (x) in the case of clause (ii) above, the applicable Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof in reasonable detail, submitted to the applicable Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto), (y) in the case of clause (iii) above, the applicable Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Loans in the affected Alternate Currency shall no longer be available until such time as the Administrative Agent notifies the respective Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist in accordance with clause (y) of the preceding sentence, and any Notice of Borrowing given by a Borrower with respect to such Alternate Currency Loans which have not yet been incurred shall be deemed rescinded by such Borrower.

                  (b) At any time when any Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the applicable Borrower may (and in the case of a Loan affected pursuant to Section 1.10(a)(iii), the applicable Borrower shall) either (i) if the affected Loan is then being made pursuant to a Borrowing, cancel said Borrowing (or, in the case of clause (iii) at a time when no Default under Section 9.01 or Event of Default exists, the proposed MCF Loan of the affected MCF Lender) by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the respective Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or
(ii) if the affected Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, (A) in the case of a Eurodollar Loan, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan, and (B) in the case of any other Loan, repay all such Loans in full (or, in the case of clause (iii) at a time when no Default under Section 9.01 or Event of Default exists, the affected Loans of the affected MCF Lender), provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

                  (c) If any Lender shall have determined that after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such corporation's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or such other corporation's policies with respect to capital adequacy), then from time to time, within 15 days after written demand by such Lender (with a copy to the Administrative Agent), WLI will pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods that are reasonable. Each Lender, upon so determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to WLI, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 1.11(b), release or diminish any Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

                  1.11 COMPENSATION. (a) Each Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund any Eurodollar Loans or MCF Loans made, or to be made, by it to such Borrower but excluding in any event the loss of anticipated profits) which such Lender may actually sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or MCF Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion, given by such Borrower (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 1.10(a));
(ii) if any prepayment, repayment or conversion of any such Eurodollar Loans or MCF Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any such Eurodollar Loans or MCF Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a consequence of (x) any other default by such Borrower to repay its Eurodollar Loans or MCF Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

                  (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 1.11, 2.06 or 4.04 is given by any Lender more than 90 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 1.11, 2.06 or 4.04 for any amounts incurred or accruing prior to the giving of such notice to the respective Borrower.

                  1.12 CHANGE OF LENDING OFFICE. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 2.06 or 4.04 with respect to such Lender, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Commitments affected by such event, PROVIDED that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding or materially mitigating the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in
Section 1.10, 2.06 or 4.04.

                  1.13 REPLACEMENT OF LENDERS. (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to any Borrower in creased costs in excess of those being generally charged by the other Lenders, (y) if a Lender becomes a Defaulting Lender and/or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders, WLI shall have the right, if no Default under Section 9.01 or Event of Default then exists, to replace such Lender (the "Replaced Lender"), upon prior written notice to the Administrative Agent and such Replaced Lender, with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Administrative Agent, the Letter of Credit Issuers, to the extent assuming any USF Commitment, the Swingline Lender, and, to extent assuming any MCF Commitment, the Lira Lender PROVIDED that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender and the Replaced Lender shall enter into one or more Assignment Agreements pursuant to
Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit and Swingline Loans (if any) by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the Principal Amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and the Principal Amount of all participations in Lira Loans funded by the Replaced Lender (and not reimbursed), (B) an amount equal to the Principal Amount of all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to
Section 3.01 and (y) the Letter of Credit Issuer an amount equal to such Replaced Lender's Percentage of the principal amount of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender, in each case in the applicable currency, and (ii) all obligations of the Borrowers owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender here under, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 1.13, each of the Borrowers (other than WLI) hereby irrevocably authorizes WLI to take all necessary action, in the name of such Borrowers, as described above in this Section

1.13 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 1.13.

                  SECTION 2.  LETTERS OF CREDIT.

                  2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, (x) WLI, in the case of USF Letters of Credit and
(y) WLI (to the extent issued in support of obligations of or relating to Other Foreign Subsidiaries), EU Holdco and the Italian Borrower, in the case of MCF Letters of Credit, may request that a Letter of Credit Issuer at any time and from time to time on or after the Closing Date and prior to the tenth Business Day preceding the Final Maturity Date issue, for the account of such Borrower denominated in Dollars (in the case of USF Letters of Credit) or an Approved Currency (in the case of MCF Letters of Credit) and in support of (x) obligations arising in the ordinary course of business of such Borrower and its Subsidiaries, (y) such other obligations of such Borrower and its Subsidiaries as could be financed through the incurrence by such Borrower of Loans and (z) such other obligations that are acceptable to the respective Letter of Credit Issuer and, subject to and upon the terms and conditions herein set forth, each Letter of Credit Issuer agrees to issue from time to time, irrevocable standby letters of credit and/or bank guaranties (to the extent issued outside the United States) in such form as may be approved by such Letter of Credit Issuer. The term "Letter of Credit" shall include each such letter of credit and bank guaranty and all Existing Letters of Credit (each of which Existing Letters of Credit shall be deemed issued for all purposes of this Agreement on the Closing
Date) (each such letter of credit and bank guaranty, a "Letter of Credit" and, collectively, the "Letters of Credit").

                  (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if after giving effect thereto, (A) the USF Letter of Credit Outstandings would exceed either (x) $100 million in Principal Amount or (y) when added to the aggregate outstanding Principal Amount of all USF Loans and Swingline Loans, the Total USF Commitment at such time or (B) the MCF Letter of Credit Outstandings would exceed either (x) $100 million in Principal Amount or
(y) when added to the aggregate outstanding Principal Amount of all MCF Loans, the Total MCF Commitment at such time and (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance, provided that any standby Letter of Credit may be extendable for successive periods of up to 12 months on terms acceptable to the Letter of Credit Issuer and in no event shall any Letter of Credit have an expiry date occurring later than the fifth Business Day preceding the Final Maturity Date provided that a Letter of Credit may be issued with an expiry date extending past the Final Maturity Date if arrangements are entered into at such time, satisfactory to the Administrative Agent and the respective Letter of Credit Issuer, for cash collateralizing the respective Borrower's obligations under such Letter of Credit on the Final Maturity Date (at 103% of the Stated Amount of such Letter of Credit), it being agreed that all participations of the Lenders in such Letter of Credit will terminate on the Final Maturity Date.

                  2.02 LENDER DEFAULT. In the event a Lender Default exists, each Letter of Credit Issuer shall not be required to issue any Letter of Credit in which the Defaulting Lender is required to participate unless such Letter of Credit Issuer has entered into arrangements satisfactory to it with the respective Borrower or Borrowers to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders (including by way of example, cash collateralization of such Defaulting Lender's or Lenders' Percentage of the USF Letter of Credit Outstandings and/or MCF Letters of Credit Outstandings).

                  2.03 LETTER OF CREDIT REQUESTS; NOTICES OF ISSUANCE. (a) Whenever it desires that a Letter of Credit be issued as provided in Section 2.01, the respective Borrower shall give the Administrative Agent and the Letter of Credit Issuer written notice thereof (including by way of facsimile transmission) in the form of Exhibit C prior to 1:00 P.M. (Local Time) at least three Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each, a "Letter of Credit Request"), which Letter of Credit Request shall include any other documents that the Letter of Credit Issuer customarily requires in connection therewith.

                  (b) The Letter of Credit Issuer shall, promptly after each issuance of or amendment to a Letter of Credit by it, give the Administrative Agent (who will in turn give written notice to each USF Lender and/or MCF Lender (depending on the Facility being utilized)) and WLI written notice of such issuance or amendment, accompanied by a copy to the Administrative Agent of such Letter of Credit or amendment.

                  2.04 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) Each Borrower hereby agrees, to reimburse each Letter of Credit Issuer for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued for the account of such Borrower (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") by making payment to the Administrative Agent at the Payment Office and in the relevant Approved Currency, immediately after, and in any event on the date on which such Borrower is notified by such Letter of Credit Issuer of such payment or disbursement, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (Local Time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Base Rate as in effect from time to time plus the Applicable Margin (plus, in each case, an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

                  (b) Each Borrower's obligation under this Section 2.04 to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings under Letters of Credit issued by such Letter of Credit Issuer for such Borrower's account (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against any Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform substantially to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; PROVIDED, HOWEVER, that such Borrower shall not be obligated to reimburse a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a court of competent jurisdiction.

                  2.05 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance of any Letter of Credit under a Facility, the Letter of Credit Issuer issuing same shall be deemed to have sold and transferred to each other Lender under such Facility, and each such Lender (each, a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage for such Facility, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the respective Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 3.01(c) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the USF Commitments or MCF Commitments, as the case may be, pursuant to Section 1.13 and/or 12.04(b), it is hereby agreed that, with respect to all out standing Letters of Credit and Unpaid Drawings affected thereby, there shall be an automatic adjustment to the participations pursuant to this Section 2.05 to reflect the new Percentages of the assigning and assignee Lender or of all Lenders, as the case may be.

                  (b) In determining whether to pay under any Letter of Credit, issued by it, a Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for such Letter of Credit Issuer any resulting liability.

                  (c) In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit and the respective Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to
Section 2.04(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant under the respective Facility of such failure, and each such Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant's Percentage of such payment in the applicable currency and in same day funds, PROVIDED that no Participant shall be obligated to pay to the Administrative Agent its applicable Percentage of such unreimbursed amount for any wrongful payment made by a Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a court of competent jurisdiction. If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 11:00 A.M. (Local
Time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the respective Letter of Credit Issuer such Participant's Percentage of the Principal Amount of such Unpaid Drawing on such Business Day in the applicable currency and in same day funds. If and to the extent such Participant shall not have so made its Percentage of the Principal Amount of such Unpaid Drawing available to the Administrative Agent for the account of the respective Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the respective Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the respective Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of the Principal Amounts of any Unpaid Drawing under any Letter of Credit on which it is a Participant shall not relieve any other Participant of its obligation hereunder to make avail able to the Administrative Agent for the account of the respective Letter of Credit Issuer its Percentage of such Unpaid Drawing on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of a Letter of Credit Issuer such other Participant's Percentage of any such Unpaid Drawing.

                  (d) Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the respective Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each such Participant which has paid its Percentage thereof, in the applicable currency and in same day funds, an amount equal to such Participant's Percentage of the principal amount of such payment and interest thereon accruing at the overnight Federal Funds Effective Rate after the purchase of the respective participations.

                  (e) The obligations of the Participants hereunder to make payments to the Administrative Agent for the account of the Letter of Credit Issuers with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from a Letter of Credit Issuer's gross negligence or willful misconduct, as determined by a court of competent jurisdiction) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

                 (ii) the existence of any claim, set-off, defense or other right which WLI or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Designated Party or any Subsidiary and the beneficiary named in any such Letter of Credit);

                (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

                  (v)      the occurrence of any Default or Event of Default.

                  (f) To the extent a Letter of Credit Issuer is not indemnified by a Borrower as provided above, each Participant will reimburse and indemnify such Letter of Credit Issuer, in proportion to its aggregate Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; PROVIDED that no Participant shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from a Letter of Credit Issuer's gross negligence or willful misconduct as determined by a court of competent jurisdiction.

                  2.06 INCREASED COSTS. If at any time after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Participant's participation therein, or (ii) shall impose on such Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Participant hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to WLI by such Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by the Letter of Credit Issuer or such Participant to the Administrative Agent), the Borrowers, jointly and severally, shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to WLI by a Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrowers absent manifest error, although the failure to deliver any such certificate shall not, subject to Section 1.11(b), release or diminish any of the Borrowers, obligations to pay additional amounts pursuant to this
Section 2.06 upon the subsequent receipt thereof.

                  SECTION 3.  FEES; COMMITMENTS.

                  3.01 FEES. (a) WLI agrees to pay to the Administrative Agent a commitment fee (the "USF Commitment Fee") for the account of each USF Lender that is a Non- Defaulting Lender for the period from and including the Closing Date to, but not including, the day upon which the Total USF Commitment has been terminated, computed for each day at a per annum rate equal to the Applicable CF Percentage on an amount equal to such USF Lender's Unutilized USF Commitment on such date. Such USF Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the date upon which the Total USF Commitment is terminated.

                  (b) The MCF Borrowers jointly and severally agree to pay to the Administrative Agent a commitment fee (the "MCF Commitment Fee") for the account of each MCF Lender that is a Non-Defaulting Lender for the period from and including the Closing Date to, but not including, the day upon which the Total MCF Commitment has been terminated, computed for each day at a per annum rate equal to the Applicable CF Percentage on an amount equal to such MCF Lender's Unutilized MCF Commitment on such date. Such MCF Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the date upon which the Total MCF Commitment is terminated.

                  (c) Each Borrower agrees to pay to the Administrative Agent, for the account of each Lender that is a Non-Defaulting Lender that is participating in a Letter of Credit issued for the account of such Borrower, PRO RATA on the basis of its respective applicable Percentage, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") issued for the account of such Borrower, computed for each day at a per annum rate equal to the Applicable Margin for Eurodollar Loans for such day multiplied by the then daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Commitment is terminated.

                  (d) Each Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit (the "Facing Fee") issued by such Letter of Credit Issuer for the account of such Borrower, computed for each day at the rate of .25% per annum on the then Stated Amount of such Letter of Credit (but in any event not less than $500 per year). Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Commitment is terminated.

                  (e) Each Borrower agrees to pay directly to each Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by such Letter of Credit Issuer for the account of such Borrower, such amount as shall at the time of such issuance, payment or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

                  (f) The Italian Borrower agrees to pay the Lira Lender until such time, if any, as assignments of the Lira Loans are made to the MCF Lenders pursuant to Section 1.01(D) a fee (the "LL Fee"), computed for each day at the rate of .25% per annum on the then aggregate outstanding Principal Amount of all Lira Loans. Accrued LL Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the Final Maturity Date.

                  (g) WLI shall pay to (x) each Agent on the Closing Date, for its own account and/or for distribution to the Lenders, such fees as heretofore agreed by WLI and the Agents and (y) the Administrative Agent, for its own account, such other fees as agreed to between WLI and the Administrative Agent, when and as due.

                  (h)  All computations of Fees shall be made in accordance with
Section 12.07(b).

                  3.02 VOLUNTARY REDUCTION OF COMMITMENTS. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at the Notice Office (which notice shall be deemed to be given on a certain day only if given before 12:00 Noon (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Lenders), WLI shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized USF Commitment and/or the Total Unutilized MCF Commitment, PROVIDED that (x) any such termination shall apply to proportionately and permanently reduce the USF Commitment or the MCF Commitment, as the case may be, of each Lender and (y) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $5,000,000.

                  3.03 MANDATORY ADJUSTMENTS OF COMMITMENTS, ETC. (a) The Total Commitment (and the USF Commitment and MCF Commitment of each Lender) shall terminate in its entirety on April 30, 1998 unless the Closing Date has occurred on or before such date.

                  (b) The Total USF Commitment and the Total MCF Commitment shall terminate in its entirety on the Final Maturity Date.

                  (c) On the third Business Day following the date of receipt thereof by WLI and/or any of its Subsidiaries of any Net Cash Proceeds from any Excluded Asset Sale, the Total Commitment shall be reduced in an amount equal to 100% of such Net Cash Proceeds.

                  (d) On the date specified in a written notice given by the Administrative Agent (at the direction of the Required Lenders) to WLI after a Change of Control has occurred, the Total Commitment shall terminate.

                  (e) Each mandatory reduction of the Total Commitment required to be made pursuant to Section 3.03(c) shall be applied to reduce the Total USF Commitment, if any, in an amount equal to the USF Percentage of such reduction and to reduce the Total MCF Commitment, if any, in an amount equal to the MCF Percentage of such reduction.

                  (f) Each partial reduction of the Total USF Commitment and/or the Total MCF Commitment pursuant to this Section 3.03 shall apply proportionately to the USF Commitment or the MCF Commitment, as the case may be, of each USF Lender or MCF Lender, as the case may be.

                  SECTION 4.  PAYMENTS.

                  4.01 VOLUNTARY PREPAYMENTS. Each of WLI and EU Holdco shall have the right to prepay Loans made to it in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are USF Loans or MCF Loans, the amount of such prepayment, the currency in which such Loans are denominated and (in the case of

LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by such Borrower at least one Business Day (six Business Days in the case of MCF Loans) prior to the date of such prepayment and which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 (or the Dollar Equivalent thereof) ($100,000 in the case of Swingline Loans), provided that no partial prepayment of Eurodollar Loans or MCF Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and
(iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans. The Italian Borrower may prepay Lira Loans upon such notice and in such amounts as may be agreed from time to time by the Italian Borrower and the Lira Lender.

                  4.02  MANDATORY PREPAYMENTS.

                  (A)  REQUIREMENTS:

                  (a) (i) If on any date the sum of (A) the aggregate outstanding Principal Amount of (x) Swingline Loans and (y) USF Loans made by Non-Defaulting Lenders and (B) the USF Letter of Credit Outstandings exceeds the Adjusted Total USF Commitment as then in effect, WLI shall repay no later than the next following Business Day the principal amount of Swingline Loans and, once all outstanding Swingline Loans are paid in full, USF Loans made by Non-Defaulting Lenders (and after all such USF Loans have been repaid in full, Unpaid Drawings in respect of Letters of Credit issued under the US Facility), in an aggregate Principal Amount equal to such excess. If, after giving effect to the repayment of all such outstanding Swingline Loans, and USF Loans and all such Unpaid Drawings, the aggregate USF Letter of Credit Outstandings exceeds the Total USF Commitment then in effect, WLI shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess and the Administrative Agent shall hold such payment as security for the obligations of WLI hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent until the proceeds are applied to the secured obligations pursuant to this Agreement).

                  (ii) If on any date on which Dollar Equivalents are determined, pursuant to Section 12.07(c), the sum of the aggregate outstanding Principal Amount of MCF Loans made by Non-Defaulting Lenders and the MCF Letter of Credit Outstandings exceeds the Total MCF Commitment as then in effect, the MCF Borrowers, jointly and severally, shall repay no later than the next following Business Day the principal amount of MCF Loans made by Non-Defaulting Lenders (and after all such MCF Loans have been repaid in full, Unpaid Drawings in respect of Letters of Credit issued under the MC Facility), in an aggregate Principal Amount equal to such excess. If, after giving effect to the repayment of all such outstanding MCF

Loans and all such Unpaid Drawings, the aggregate MCF Letter of Credit Outstandings exceeds the Total MCF Commitment then in effect, the MCF Borrowers, jointly and severally, shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess and the Administrative Agent shall hold such payment as security for the obligations of the respective MCF Borrowers hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent until the proceeds are applied to the secured obligations pursuant to this Agreement).

                  (b) Following (x) the consummation of any Asset Sale and (y) any date on which the cash purchase price of the Acquisition is reduced as a result of a post-closing adjustment (effected through repayment to WLI, release from escrow of funds contained therein or otherwise), the Loans shall be repaid in an amount equal to the Net Cash Proceeds of such Asset Sale or to such reduction, as the case may be, with such repayment (x) to be made as promptly as possible after receipt of such Net Cash Proceeds or reduction amount provided that such repayments may be delayed to the extent necessary to avoid breakage costs under Section 1.11(a), (y) subject to the preceding clause (x), to be applied among the Loans as elected by WLI and (z) not to reduce the Total Commitment.

                  (c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all outstanding USF Loans and MCF Revolving Loans shall be repaid in full on the Final Maturity Date.

                  (B)  APPLICATION:

                  (a) With respect to each prepayment of Loans required by
Section 4.02(A), the applicable Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) if any prepayment of Eurodollar Loans or MCF Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, then all Loans outstanding pursuant to such Borrowing shall be immediately converted into Base Rate Loans (or repaid if outstanding in any Alternate Currency) and (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.


                  4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its PRO RATA share) account of the Lenders entitled thereto (provided that until such time, if any, that the Lira Lender's obligation to make Lira Loans terminates, payments in respect of the Lira Loans will be made by the Italian Borrower to the Lira Lender at such times and in such manner as agreed between them), not later than 12:00 Noon (Local Time) on the date when due and shall be made in immediately available funds at the Payment Office in: (x) Dollars, if such payment is made in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately succeeding clause (y); and (y) the appropriate Alternate Currency, if such payment is made in respect of principal of or interest on Alternate Currency Loans or on any Unpaid Drawing arising under a MCF Letter of Credit denominated in an Alternate Currency, it being understood that written notice by a Borrower to the Administrative Agent to make a payment from the funds in such Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Except as may otherwise be agreed upon by the Italian Borrower and the Lira Lender, any payments under this Agreement which are made later than 12:00 Noon (Local Time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension. The Administrative Agent will make available to each Lender its pro rata share of each payment so received by the Administrative Agent in the funds and currency so received.

                  4.04 NET PAYMENTS. () All payments made by each Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (or by any political subdivision or taxing authority thereof or therein) with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax levy, impost, duty, fee, assessment or other governmental charge imposed on or measured by the net income or net profits of a Lender (including, without limitation, any franchise tax imposed on or measured by net income or net profits and any branch profits taxes) pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located (or any subdivision or taxing authority thereof or therein)) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other governmental charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other governmental charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the relevant Borrower shall pay the full amount of such Taxes to the relevant taxing authority in accordance with applicable law and shall pay to the relevant Lender such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the relevant Borrower agrees to reimburse each Lender lending to such Borrower, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender (including, without limitation, any franchise tax imposed on or measured by net income or net profits and any branch profits taxes imposed by the United States of America or similar taxes imposed by any political subdivision thereof) pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located (or of any subdivision or taxing authority therein or thereof) and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. Each Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts, if any, issued by such taxing authority or other evidence reasonably acceptable to the Administrative Agent evidencing such payment by such Borrower (or, if such Borrower has not received such certified copies of tax receipts within such time period, then such Borrower shall furnish such certified copies of tax receipts to the Administrative Agent within 15 days after such Borrower has received such certified copies of tax receipts). Each Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender, other then penalties, additions to tax, interest and expenses arising as a result of the willful misconduct or gross negligence of such Lender. Such indemnification shall be made within 30 days after the date upon which such Lender makes written demand therefor, which demand shall identify the nature and the amount of Taxes for which indemnification is sought and shall include a copy of any written assessment thereof.

                  (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees to deliver to WLI and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 12.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made by WLI under this Agreement and under any Note or
(ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04 Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made by WLI under this Agreement and under any Note. In addition, each such Lender agrees that, from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to WLI and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments made by WLI under this Agreement and any Note, or, if legally unable to deliver such forms, it shall immediately notify WLI and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in
Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) WLI shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority hereof or therein) from interest, fees or other amounts payable hereunder by WLI for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes to the extent that such Lender has not provided to WLI Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) WLI shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to any such Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to WLI the Internal Revenue Service Forms required to be provided to WLI pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) of the last sentence of this Section 4.04(b) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), WLI agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.


                    (c) If a Borrower pays any additional amount under this
Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit. Such amount shall be paid as soon as practicable after receipt or realization by such Lender of such refund, reduction or credit. Nothing in this Section 4.04(c) shall require any Lender to disclose or detail the basis of its calculation of the amount of any refund or reduction of, or credit against, its tax liabilities or any other information to any Borrower or any other Person.

                  (d) Each Lender shall use reasonable efforts (consistent with legal and regula tory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish any information as reasonably requested by a Borrower pursuant to any applicable treaty, law or regulation, if the making of such filing or the furnishing of such information would avoid the need for or reduce the amount of any amounts payable by a Borrower under Section 4.04(a) and would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

                  SECTION 5.  CONDITIONS PRECEDENT.

                  5.01 CONDITIONS PRECEDENT TO CLOSING DATE. The obligation of the Lenders to make Loans, and of the Letter of Credit Issuer to issue Letters of Credit, on the Closing Date is subject to the satisfaction of each of the following conditions at such time:

                  (a) EFFECTIVENESS; NOTES. On or prior to the Closing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender the appropriate Note or Notes executed by WLI and EU Holdco, in each case, in the amount, maturity and as otherwise provided herein.

                  (b) OPINIONS OF COUNSEL. On the Closing Date, the Administrative Agent shall have received opinions, addressed to each Agent and each of the Lenders and dated the Closing Date, from (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to WLI and Alan R. Cormier, Esq., Corporate Counsel of WLI, which opinions shall cover the matters contained in Exhibit E-1 hereto, (ii) White & Case LLP, special counsel to the Administrative Agent, which opinion shall cover the matters contained in Exhibit E-2 hereto and (iii) such counsel in the Netherlands as is satisfactory to the Agents, which opinion shall cover certain matters relating to the Credit Documents executed by EU Holdco and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and shall be in form and substance satisfactory to the Agents.

                  (c) CORPORATE PROCEEDINGS. (I) On the Closing Date, the Administrative Agent shall have received from WLI a certificate, dated the Closing Date, signed by its President, any Vice-President or its Secretary in the form of Exhibit F-1 with appropriate insertions and deletions, together with
(x) copies of the certificate of incorporation, by-laws or other organizational documents of each Domestic Credit Party and EU Holdco, (y) the resolutions of each Domestic Credit Party and EU Holdco relating to the Credit Documents and, to the extent relevant, the Transaction, which shall be satisfactory to the Agents, and (z) a statement that all of the applicable conditions set forth in Sections 5.01(h) and (i) and 5.03 exist as of such date.

                  (II) On the Closing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agents may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

                  (d) PLANS; ETC. On or prior to the Closing Date, there shall have been made available to the Administrative Agent:

                   (i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor), Foreign Pension Plans (and all actuarial evaluations prepared therefor), Multiemployer Plans and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of any Designated Party or any ERISA Affiliate (provided that the foregoing shall apply in the case of any Multiemployer Plan, only to the extent that any document described therein is in the possession of a Designated Party or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan);

                  (ii) any material collective bargaining agreements or any other similar agreement or arrangements covering the employees of any Designated Party;

                 (iii)     all agreements evidencing or relating to the Existing

                           Indebtedness listed on Annex VI;

                  (iv) all agreements entered into by any Designated Party governing the terms and relative rights of its capital stock;

                   (v) any agreement with respect to the management of any Designated Party;

                  (vi) any material employment agreements entered into by any Designated Party; and

                 (vii) any tax sharing, tax allocation and other similar agreements entered into by any Designated Party;

all of which shall be in form and substance satisfactory to the Agents and shall be in full force and effect on the Closing Date.

                      (e) ADVERSE CHANGE, ETC. Since September 30, 1997, nothing shall have occurred (and neither any Lender nor any Agent shall have become aware of any facts or conditions not previously known) which either Agent or the Required Lenders shall deter mine has had, or is reasonably likely to have, a Material Adverse Effect.

                           (f)  CONSENT LETTER.  On the Closing Date, the
Administrative Agent shall have received a letter from CT Corporation System, substantially in the form of Exhibit J hereto, indicating its consent to its present or future appointment by each Designated Party as its agent to receive service of process.

                           (g)  APPROVALS.  On the Closing Date, all material
necessary govern mental and third party approvals in connection with the Acquisition shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents the Acquisition or imposes, in the judgment of the Required Lenders or either Agent, materially adverse conditions upon the consummation of the Acquisition.

                           (h)  CONSUMMATION OF THE ACQUISITION, ETC.  (I)  On
or prior to the Closing Date, (i) all conditions precedent set forth in the Acquisition Documents shall have been satisfied and not waived (unless waived with the consent of the Agents), (ii) WLI shall have effected the Equity Issuance and (iii) the Acquisition shall have been consummated in accordance with the Acquisition Documents and all applicable laws.

                           (II)  On or prior to the Closing Date, the
Administrative Agent shall have received true and correct copies of each of the Transaction Documents certified as such by an Authorized Officer of WLI, each of which shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect and in form and sub stance (including all terms and conditions thereof) reasonably satisfactory to the Agents (including, without limitation, the percentage of the Equity Issuance comprised of SARs and the timing of any required payment in respect of the SARs so issued).

                           (i)  INDEBTEDNESS.  On the Closing Date and after
giving effect to the Acquisition and the refinancing of existing Indebtedness of WLI and its Subsidiaries on such date, WLI and its Subsidiaries shall have no outstanding Indebtedness other than (x) the Loans hereunder and (y) the Existing Indebtedness.

                           (j)  GUARANTIES.  On the Closing Date, each Domestic
Subsidiary shall have duly authorized, executed and delivered a guaranty of all the Obligations in the form of Exhibit G hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "US Guaranty"), and the US Guaranty shall be in full force and effect.

                           (k)  SECURITY DOCUMENTS.  (I)  On the Closing Date,
each Domestic Credit Party shall have each duly authorized, executed and delivered a pledge agreement in the form of Exhibit H (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "US Pledge Agreement") and (except as provided therein) shall have delivered to the Collateral Agent, as pledgee thereunder, certificates representing all the Pledged Securities referred to therein and then existing, endorsed in blank or accompanied by executed and undated stock powers, and the US Pledge Agreement shall be in full force and effect.

                  (II) On the Closing Date, each Domestic Credit Party shall have each duly authorized, executed and delivered a security agreement substantially in the form of Exhibit I (as modified, supplemented or amended from time to time, the "US Security Agreement") covering all the Collateral described therein, in each case together with:

                   (i) executed copies of Financing Statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the U.S. Security Agreement;

                  (ii) copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name any Domestic Credit Party as debtor and that are filed in the jurisdictions referred to in clause
          (i), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been filed or delivered to the Administrative Agent and (y) to the extent evidencing Permitted Liens);

                 (iii) evidence of the completion of all other recordings and filings of, or with respect to, the US Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the US Security Agreement (or arrangements satisfactory to the Administrative Agent providing for the subsequent completion thereof); and

                  (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the US Security Agreement have been taken or provided for in a manner satisfactory to the Administrative Agent;

and the US Security Agreement shall be in full force and effect.

                  (III) On the Closing Date, EU Holdco shall have duly authorized, executed and delivered a pledge agreement and/or security agreement in form and substance, and purporting to cover collateral (which will in any event include the pledge of all EU Intercompany Notes), satisfactory to the Agents (as modified, supplemented or amended from time to time, the "EU Holdco Security Documents") securing EU Holdco's obligations hereunder and under its Foreign Guaranty (once executed).

                  (l) SOLVENCY. On the Closing Date, the Administrative Agent shall receive from the vice president and treasurer of WLI, a certificate in the form of Exhibit K hereto.

                  (m) FEES. On the Closing Date, the Borrowers shall have paid to the Agents and the Lenders all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

                  (n) LITIGATION. There shall be no actions, suits or proceedings pending or threatened with respect to the Acquisition, this Agreement or any other Credit Document or which the Agents or Required Lenders shall determine has had or is reasonably likely to have a Material Adverse Effect.

                  5.02 CONDITIONS PRECEDENT TO THE FULL UTILIZATION DATE. The occurrence of the Full Utilization Date is subject to the satisfaction of each of the following conditions at such time:

                  (a) EXECUTION; NOTES. On or prior to the Full Utilization Date, (i) the Italian Borrower shall have become party to this Agreement by authorizing, executing and delivering to the Agents a counterpart of this Agreement (executed on the signature line provided for the Italian Borrower) and
(ii) there shall have been delivered to the Lira Lender the Lira Note executed by the Italian Borrower in the amount, maturity and as otherwise provided herein.

                  (b) OPINIONS OF COUNSEL. On the Full Utilization Date, the Administrative Agent shall have received opinions, addressed to each Agent and each of the Lenders and dated the Full Utilization Date, from such counsel in the United Kingdom, France, Germany, Denmark, the Netherlands, Spain and Italy as are satisfactory to the Agents, which opinions shall cover certain matters relating to the Credit Documents executed by the Designated Parties located in such countries and/or security interests granted pursuant to such Credit Documents and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and shall be in form and substance satisfactory to the Agents.

                  (c) CORPORATE PROCEEDINGS. (I) On the Full Utilization Date, the Administrative Agent shall have received from WLI a certificate, dated the Full Utilization Date, signed by its President, any Vice-President or its Secretary in the form of Exhibit F-2 with appropriate insertions and deletions, together with (x) copies of the certificate of incorporation, by-laws or other organizational documents of each Designated Party not delivered pursuant to
Section 5.01(c) and required by the Agents and (y) the resolutions of each such Designated Party relating to the Credit Documents, which shall be satisfactory to the Agents.

                  (II) On the Full Utilization Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agents may have requested and required in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

                  (d) GUARANTIES. (I) On or prior to the Full Utilization Date, each Foreign Subsidiary that is listed on Annex IV, Part II shall have duly authorized, executed and delivered a guaranty in respect of all Obligations owing by the Foreign Borrowers in form and substance satisfactory to the Agents to achieve substantially the same result as the US Guaranty but subject to the requirements of local law (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Foreign Guaranties"), and the Foreign Guaranties shall be in full force and effect.


                  (II) On or prior to the Full Utilization Date, each Subsidiary of EU Holdco that (x) is a Material Subsidiary or (y) has outstanding intercompany loans and or advances owing to EU Holdco shall have duly authorized, executed and delivered to EU Holdco a EU Intercompany Note, each of which shall be in full force and effect.

                  (e) SECURITY DOCUMENTS. On or prior to the Full Utilization Date, each Foreign Subsidiary listed on Annex IV, Part III shall have duly authorized, executed and delivered a pledge agreement and/or security agreement in form and substance, and purporting to cover collateral, satisfactory to the Agents (together with the EU Holdco Security Documents and any of such agreements executed in compliance with Section 7.12, and as modified, supplemented or amended from time to time, the "EU Holdco Security Documents") securing such Foreign Subsidiary's obligations hereunder, under its Foreign Guaranty (if any) and/or its EU Intercompany Note (if any) and, in each case together with evidence of the completion of all deliveries under, and recordings and filings of, or with respect to, the Foreign Security Documents as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interest intended to be created by the Foreign Security Documents.

                  5.03 CONDITIONS PRECEDENT TO ALL CREDIT EVENTS. The obligation of each Lender to make Loans and the obligation of the Letter of Credit Issuer to issue any Letter of Credit (including in each case Loans made, and Letters of Credit issued, on the Closing Date) is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

                  (a) NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.02 with respect to the incurrence of Loans or a Letter of Credit Request meeting the requirements of Section 2.03 with respect to the issuance of a Letter of Credit.

                  (b) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by any Designated Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event.

                  The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the respective Borrower to the Agents and each of the Lenders that all of the applicable conditions specified in Section 5.01 (in the case of the Credit Events occurring on the Closing
Date), 5.02 (in the case of the occurrence of the Full Utilization Date) and/or 5.03, as the case may be, exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in Section 5.01, 5.02 or 5.03, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to the Agents.

                  SECTION 6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, WLI makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

                  6.01 CORPORATE STATUS. Each of WLI and each of its Material Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the juris diction of its organization and has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all juris dictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

                  6.02 CORPORATE POWER AND AUTHORITY. Each Designated Party has the Company power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Designated Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms except to the extent the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

                  6.03 NO VIOLATION. Neither the execution, delivery and performance by any Designated Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of WLI or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which WLI or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, by-laws or equivalent organizational documents of WLI or any of its Subsidiaries.

                  6.04 LITIGATION. There are no actions, suits or proceedings pending or to WLI's knowledge threatened with respect to WLI or any of its Subsidiaries that have had or are reasonably likely to have (i) a Material Adverse Effect or (ii) a material adverse effect on the rights or remedies of the Lenders or on the ability of the Designated Parties to perform their obligations to them hereunder and under the other Credit Documents.

                  6.05 USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of all Loans may be used (x) on the Closing Date to finance the Net Cash Payment owing on the Closing Date under the Acquisition Agreement, to refinance Indebtedness of WLI and its Subsidiaries outstanding on the Closing Date and to pay fees and expenses incurred in connection with the Acquisition, provided that
(x) only Loans incurred by WLI may be used to finance the Acquisition (including payments pursuant to the Deferred Payment Agreement) and (y) no more than $100 million in Principal Amount of Loans may be incurred for such purposes plus Loans incurred to finance any cash payment obligation of WLI under the Deferred Payment Agreement and (y) after the Closing Date, (i) in the case of borrowings by WLI for the general corporate and working capital purposes of WLI and the Domestic Subsidiaries, to make advances to Other Foreign Subsidiaries to finance their respective general corporate and working capital requirements to the extent such advances are permitted by
Section 8.04(b) and, on and after the Full Utilization Date, are evidenced by WLI Intercompany Notes and to make investments to the extent permitted by
Section 8.06(l), (ii) in the case of borrowings by EU Holdco, to make advances to its Subsidiaries to finance their respective general corporate and working capital requirements (but excluding increases of capital to the Italian Borrower and its Subsidiaries) to the extent such advances are permitted by Section 8.04(b) and, on and after the Full Utilization Date, are evidenced by EU Intercompany Notes and (z) in the case of the Italian Borrower, to finance its and its Subsidiaries' general corporate and working capital needs.

                  (b) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

                  6.06 GOVERNMENTAL APPROVALS. Except for filings and recordings in connection with the Security Documents, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

                  6.07 INVESTMENT COMPANY ACT. Neither WLI nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  6.08 PUBLIC UTILITY HOLDING COMPANY ACT. Neither WLI nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  6.09 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of (at the direction or with the knowledge of) WLI or any of its Subsidiaries (giving effect to the Acquisition) in writing to the Agents for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to the Agents will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and PRO FORMA financial information contained in such materials are based on good faith estimates and assumptions believed by WLI to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts or an assurance of performance and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to WLI which is reasonably likely to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

                  6.10 FINANCIAL CONDITION; FINANCIAL STATEMENTS. (a) On and as of the Closing Date, on a PRO FORMA basis after giving effect to the Transaction and all Indebtedness incurred, and to be incurred (including, without limitation, the Loans), and Liens created, and to be created, by each Designated Party in connection therewith, (x) the sum of the assets, at a fair valuation, of WLI and its Subsidiaries taken as a whole will exceed their debts, (y) WLI and its Subsidiaries taken as a whole will not have incurred or intended to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) WLI and its Subsidiaries taken as a whole would not have unreasonably small capital with which to conduct their business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                  (b) (i) The audited consolidated balance sheets of WLI as at June 30, 1996 and June 30, 1997, and the related consolidated statements of operations and cash flows of WLI for the periods ended as of said dates, which have been examined by Ernst & Young LLP, independent certified public accountants, (ii) the unaudited consolidated and consolidating balance sheet of WLI as at December 31, 1997, and the related consolidated and consolidating statements of operations and cash flows of WLI for the six-month period ended as of such date, (iii) the audited combined consolidated balance sheets of the Acquired Businesses as at December 31, 1996 and September 30, 1997, and the related combined consolidated statements of operations and cash flows of the Acquired Businesses for the periods ended as of said dates, which have been examined by Coopers & Lybrand, independent certified public accountants, (iv) an unaudited combined profit and loss statement for Olivetti Solutions S.p.A. and the Subsidiaries and Olivetti Corporation of Japan and a report on the combined net financial position of Olivetti Solutions S.p.A. and the Subsidiaries, Olivetti Corporation of Japan and Olsy do Brasil Ltda for the twelve month period ended December 31, 1997, in each case, reflecting the best estimate of the senior management of Ing. C. Olivetti & C.S.p.A., Olivetti Solutions S.p.A., Olivetti Corporation of Japan, Olsy do Brasil Ltda and their Subsidiaries as of the date thereof, and (v) the PRO FORMA projected consolidated balance sheet of WLI dated as of December 31, 1997 after giving effect to the Transaction, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial position of such entities at the dates of said statements and the consolidated results for the periods covered thereby (or, in the case of the PRO FORMA balance sheet, presents a good faith estimate of the consolidated PRO FORMA consolidated financial position of WLI (after giving effect to the Transaction) at the date thereof) in conformity with GAAP, except to the extent provided in the notes to said financial statements and, with respect to such interim financial statements, subject to changes resulting from audit and normal year-end audit adjustments. All such financial statements (other than the aforesaid PRO FORMA balance sheet) have been prepared in conformity with GAAP consistently applied except to the extent provided in the notes to said financial statements and, with respect to interim financial statements, subject to changes resulting from audit and normal year-end audit adjustments. Since December 31, 1997 nothing has occurred that has had or is reasonably likely to have a Material Adverse Effect.

                  (c) Except as reflected in the financial statements and the notes thereto described in Section 6.10(b), there were as of the Closing Date (and after giving effect to the Transaction) no liabilities or obligations with respect to WLI or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to WLI and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to December 31, 1997.

                  6.11 SECURITY INTERESTS. Once executed and delivered as required by the terms of this Agreement or the other Credit Documents and all filings, recordings and deliveries required thereunder have been accomplished, each of the Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforce able perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except Permitted Liens relating thereto), in favor of the Collateral Agent for the benefit of the Lenders.

                  6.12 REPRESENTATIONS AND WARRANTIES IN DOCUMENTS. All representations and warranties of WLI and EU Holdco, and to WLI's knowledge, of Sellers, set forth in the Acquisition Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date.

                  6.13 TAX RETURNS AND PAYMENTS. Each of WLI and each of its Subsidiaries has filed all income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for
(x) those contested in good faith and adequately disclosed and fully provided for on the financial statements of WLI and its Subsidiaries in accordance with generally accepted accounting principles and (y) those of Foreign Subsidiaries acquired pursuant to the Acquisition to the extent (i) occurring or arising prior to the Closing Date and (ii) the aggregate tax liabilities (not indemnified by the Sellers) for all such Foreign Subsidiaries do not exceed $5,000,000 (or the equivalent thereof).

                  6.14 COMPLIANCE WITH ERISA. (a) Annex III sets forth each Plan and Multiemployer Plan; each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and its related trust, if any, meets the requirements of Section 501(a) of the Code; no Reportable Event has occurred; to the knowledge of WLI, any Subsidiary or any ERISA Affiliate, Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, is reasonably likely to have a Material Adverse Effect; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made by WLI, any Subsidiary or any ERISA Affiliate with respect to a Plan or Multiemployer Plan have been timely made; neither WLI nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29),
4971 or 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan; no condition exists which presents a material risk to WLI or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and compilation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of WLI and its Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not be reasonably likely to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of WLI, any Subsidiary or any ERISA Affiliate has at all times been operated in substantial compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code and any failure to so comply would not result in a material liability; no lien that can be imposed under the Code or ERISA on the assets of WLI or any Subsidiary or any ERISA Affiliate exists or is likely to arise on account of any Plan; and WLI and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability that would have a Material Adverse Effect.

                  (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except in each case where the failure to so maintain any such Foreign Pension Plan is not reasonably likely to have a Material Adverse Effect. Neither WLI nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of WLI's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities to an extent which is reasonably likely to have a Material Adverse Effect.

                  6.15 SUBSIDIARIES. On and as of the Closing Date and after giving effect to the consummation of the Transaction, WLI has no Material Subsidiaries other than those Subsidiaries listed on Annex IV, Part I. Annex IV,
Part I correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of WLI in each class of equity securities of each of its Material Subsidiaries and also identifies the direct owner thereof. All outstanding shares of equity securities of each Material Subsidiary of WLI have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, WLI and the Material Subsidiaries then in existence accounted for at least 85% of the combined revenues of WLI and its Subsidiaries (prior to the Acquisition) and the Acquired Business for the 12 months ending on December 31, 1997.

                  6.16 INTELLECTUAL PROPERTY. WLI and each of its Subsidiaries have obtained all patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are necessary for the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, has had or is reasonably likely to have a Material Adverse Effect.

                  6.17 ENVIRONMENTAL MATTERS. (a) Each of WLI and each of its Subsidiaries is in compliance with all applicable Environmental Laws governing its business for which failure to comply has had or is reasonably likely to have a Material Adverse Effect, and neither WLI nor any of its Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing which has had or is reasonably likely to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the business of WLI and each of its Subsidiaries, as conducted as of the Closing Date, under any Environmental Law have been secured and WLI and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure which or to comply with which is not reasonably likely to have a Material Adverse Effect. Neither WLI nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which WLI or such Subsidiary is a party or which would affect the ability of WLI or such Subsidiary to operate any real property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as have not had and are not reasonably likely to, in the aggregate, have a Material Adverse Effect. There are as of the Closing Date no Environmental Claims pending or, to the knowledge of WLI, threatened which is reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any real property at any time owned or operated by WLI or any of its Subsidiaries or, to the knowledge of WLI, on any property adjacent to any such real property that are reasonably likely to (i) to form the basis of an Environmental Claim against WLI, any of its Subsidiaries or any currently owned or operated real property of WLI or any of its Subsidiaries, or (ii) to cause such currently owned or operated real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually, or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

                  (b) Hazardous Materials have not been (to the knowledge of WLI with respect to any time prior to WLI's or any of its Subsidiaries' ownership or operation of any such real property) (i) generated, used, treated or stored on, or transported to or from, any real property owned or operated by WLI or any of its Subsidiaries or (ii) released on or from any real property, in each case where such occurrence or event individually or in the aggregate has had and is reasonably likely to have a Material Adverse Effect.


                  6.18 LABOR RELATIONS. No Designated Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Designated Party or threatened against any of them, before any governmental authority or regulatory body, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Designated Party or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Designated Party or threatened against any Designated Party and (iii) no union representation question existing with respect to the employees of any Designated Party and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as has not had and is not reasonably likely to have a Material Adverse Effect.

                  6.19 EXISTING INDEBTEDNESS. Annex VI sets forth a true and complete list of all Indebtedness of WLI and each of its Subsidiaries as of the Closing Date in excess of $1,000,000 (or the equivalent) individually and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit and intercompany Indebtedness permitted by 8.04(b), the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

                  6.20 COMPLIANCE WITH STATUTES, ETC. Each of WLI and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as has not had and is not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

                  6.21 ACQUISITION. On and as of the Closing Date, (i) all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required to be obtained, given, filed or taken in order to make or consummate the Acquisition will have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto will have been obtained) and (ii) the Acquisition shall have been consummated in accordance, in all material respects, with the applicable Acquisition Documents and in compliance, in all material respects, with all applicable laws.

                  SECTION 7. AFFIRMATIVE COVENANTS. WLI hereby covenants and agrees that on the Closing Date and thereafter until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 which are not then owing) incurred hereunder, are paid in full:

                  7.01  INFORMATION COVENANTS.  WLI will furnish to each Lender:

                  (a) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of WLI, the consolidated balance sheet of WLI and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income, changes in stockholders equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of WLI and its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of WLI and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

                  (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of WLI and its Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income, changes in stockholders equity and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, controller or treasurer of WLI, subject to changes resulting from audit and normal year-end audit adjustments.

                  (c) BUDGETS; ETC. Not more than 90 days after the commencement of each fiscal year of WLI, a consolidated budget of WLI and its Subsidiaries in reasonable detail for each quarter of such fiscal year. Together with each delivery of consolidated financial statements pursuant to Sections 7.01(a) and
(b), a comparison of the current year-to-date quarterly financial results against the budgets required to be submitted pursuant to this clause (d) shall be presented.

                  (d) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b) a certificate of the chief financial officer, controller, treasurer or other Authorized Officer of WLI to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish (I) the Leverage Ratio for the Test Period ending on the last day of the fiscal year or quarter covered by such financial statements and (II) whether WLI and its Subsidiaries were in compliance with the provisions of Sections 8.10 through 8.14 as at the end of such fiscal year or quarter, as the case may be.

                  (e) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within five Business Days after any executive officer of WLI obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default and (y) the commencement of or any significant development in any litigation or governmental proceeding pending against WLI or any of its Subsidiaries which is likely to have a Material Adverse Effect or is likely to have a material adverse effect on the ability of WLI or any of its Subsidiaries to perform its obligations hereunder or under any other Credit Document.

                  (f) ENVIRONMENTAL MATTERS. Promptly after obtaining knowledge of any of the following (but only to the extent that any of the following could reasonably be expected to (x) have a Material Adverse Effect, either individually or in the aggregate, or (y) result in a remedial cost to WLI or any of its Subsidiaries in excess of $5,000,000, written notice of:

                   (i) any pending or threatened Environmental Claim against WLI or any of its Subsidiaries or any Real Property owned or operated by WLI or any of its Subsidiaries;

                  (ii) any condition or occurrence on any Real Property owned or operated by WLI or any of its Subsidiaries that (x) results in noncompliance by WLI or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against WLI or any of its Subsidiaries or any such Real Property;

                 (iii) any condition or occurrence on any Real Property owned or operated by WLI or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by WLI or its Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

                  (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by WLI or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the respective Borrower's response or proposed response thereto. In addition, WLI agrees to provide the Lenders with copies of all material communications by WLI or any of its Subsidiaries with any Person, government or governmental agency relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above (subject to clauses (x) and (y) above) as may reasonably be requested by the Administrative Agent or the Required Lenders.

                  (g) OTHER INFORMATION. Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the U.S. Securities and Exchange Commission (the "SEC") by WLI or any of its Subsidiaries, (ii) copies of all financial statements, proxy statements, notices and reports as WLI or any of its Subsidiaries shall send generally to analysts and the holders of their capital stock in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and with reasonable promptness, such other information or documents (financial or otherwise) as either Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

                  7.02 BOOKS, RECORDS AND INSPECTIONS. WLI will, and will cause its Subsidiaries to, permit, upon reasonable notice to, and coordination with, the chief financial officer, controller or any other Authorized Officer of WLI, officers and designated representatives of the Agents or the Required Lenders to visit and inspect any of the properties or assets of WLI and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of WLI and any of its Subsidiaries and discuss the affairs, finances and accounts of WLI and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agents or the Required Lenders may desire, PROVIDED that no such visits, meetings or discussions with the independent accountants will be held without WLI and/or its Subsidiaries being given any opportunity to participate therein through their senior officers.

                  7.03 INSURANCE. WLI will at all times maintain in full force and effect insurance in respect of itself and its Subsidiaries in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice.

                  7.04 PAYMENT OF TAXES. WLI will pay and discharge, and will cause each of its Material Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all material lawful claims for sums that have become due and payable which, if unpaid, might become a Lien or charge upon any properties of WLI or any of its Material Subsidiaries, PROVIDED that neither WLI nor any Material Subsidiary shall be required to pay any such material tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of WLI) with respect thereto in conformity with GAAP.

                  7.05 CORPORATE FRANCHISES. Except as may be waived by the Agents, WLI will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights, franchises and authority, PROVIDED that (x) any transaction permitted by Section 8.02 will not constitute a breach of this
Section 7.05 and (y) any Material Subsidiary may withdraw from doing business in any jurisdiction not the situs of its principal operations to the extent any such withdrawal, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

                  7.06 COMPLIANCE WITH STATUTES, ETC. WLI will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the con duct of its business and the ownership of its property (including in all events Environmental Laws) other than those the non-compliance with which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of the Designated Parties as a whole to perform their obligations under any Credit Document.

               7.07 ERISA. As soon as possible and, in any event, within fifteen
(15) days after WLI, any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, WLI will deliver to each of the Lenders a certificate of the chief financial officer of WLI setting forth the full details as to such occurrence and the action, if any, that WLI, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by WLI, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that WLI has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirements of PBGC Regulation Section 4043.61 (without regard to subparagraph (b) (1) thereof), and an event described in subsection
 .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is
reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan; that any contribution required to be made with respect to a Plan or a Multiemployer Plan has not been timely made; that a Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to aggregate amount of Unfunded Current Liabilities with respect to all other Plans could reasonably be expected to have a Material Adverse Effect; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted against WLI, any Subsidiary or any ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan or Multiemployer Plan; that WLI, any Subsidiary or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan or
Multiemployer Plans under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under
Section 4980B of the Code; or that WLI or any Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or Multiemployer Plans or any Foreign Pension Plan. WLI will deliver to each of the Lenders (i) a complete copy of the annual report (on Internal

Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any material notices received by WLI, any Subsidiary or any ERISA Affiliate from any government agency with respect to any Plan or Multiemployer Plans or any Foreign Pension Plan shall be delivered to the Lenders no later than fifteen (15) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by WLI, such Subsidiary or such ERISA Affiliate, as applicable.

               7.08 GOOD WORKING ORDER. WLI will, and will cause each of its Material Subsidiaries to, ensure that its material properties and equipment required in the conduct of its business in whomsoever's possession they may be, are kept in good working order and condition, normal wear and tear excepted.

               7.09 END OF FISCAL YEARS; FISCAL QUARTERS. WLI will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries' (except as disclosed to the Agents on or prior to the Closing Date and with such other exceptions as are acceptable to the Administrative Agent) fiscal years to end on June 30 of each year (provided that upon prior written notice from WLI to the Administrative Agent such fiscal year end may be changed to December 31) and (ii) each of its, and each of its Subsidiaries' (except as disclosed to the Agents on or prior to the Closing Date and with such other exceptions as are acceptable to the Administrative Agent) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

               7.10 ADDITIONAL SECURITY; FURTHER ASSURANCES. (a) WLI will, and will cause its Material Subsidiaries to, at the expense of such Person make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, WLI shall cause to be delivered to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 7.10 has been complied with.

               (b) Each action required above by this Section 7.10 shall be completed as soon as possible, but in no event later than 90 days after such action is requested in writing to be taken by the Administrative Agent or the Collateral Agent, PROVIDED that in no event shall any Borrower be required to take any action, other than using its reasonable commercial efforts without any material expenditure, to obtain consents from third parties with respect to its compliance with this Section 7.10.

               7.11 COMPLIANCE WITH ENVIRONMENTAL LAWS. (i) WLI will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all real property now or hereafter owned, leased or operated by WLI or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such real property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither WLI nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any real property now or hereafter owned, leased or operated by WLI or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such real property, except in accordance with, in all material respects, applicable Environmental Laws or otherwise to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.

               7.12 MATERIAL SUBSIDIARIES. (a) WLI will cause (i) each Material Subsidiary acquired or first established after the Closing Date and (ii) each existing Subsidiary that first becomes a Material Subsidiary after the Closing Date pursuant to clauses (iv) and (v) of the definitions of Material Subsidiary (the "Relevant Clauses") to execute a Guaranty (except in the case of a Foreign Subsidiary to the extent it is not permitted to execute a Guaranty under local law), an EU Intercompany Note (if a Subsidiary of EU Holdco), and/or a WLI Intercompany Note (if an Other Foreign Subsidiary) and all related U.S. Security Documents or (unless and to the extent waived by the Agents) all related Foreign Security Documents, and to execute and deliver, or cause to be delivered, all other certificates and opinions in each case as would have had to have been delivered on the Closing Date (if a Domestic Subsidiary) or the Full Utilization Date (if a Foreign Subsidiary) if such new Material Subsidiary were in existence at such date, with all of the foregoing to be effected (I) if such new Material Subsidiary is a Domestic Subsidiary, within 15 Business Days after the acquisition or creation thereof, or of the date it became a Material Subsidiary pursuant to the Relevant Clauses and (II) if such new Material Subsidiary is a Foreign Subsidiary, within 45 days after the acquisition or creation thereof, or of the date it became a Material Subsidiary pursuant to the Relevant Clauses.

               (b) WLI will make a Material Subsidiary Determination within 90 days after the end of each calendar year (commencing with the calendar year ended December 31, 1998) and promptly convey in writing the results of such determination to the Administrative Agent.

               (c) WLI will cause the aggregate revenues of WLI and all Material Subsidiaries for each fiscal year of WLI to account for at least 85% of the aggregate revenues of WLI and all of its Subsidiaries for such fiscal year.

               SECTION 8. NEGATIVE COVENANTS. WLI hereby covenants and agrees that on the Closing Date and thereafter until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 which are not then owing) incurred hereunder, are paid in full:

               8.01 CHANGES IN BUSINESS. WLI will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of WLI and its Subsidiaries from the business conducted and presently proposed to be conducted by WLI and its Subsidiaries on the Closing Date (giving effect to the Acquisition).

               8.02 CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS, ETC. WLI will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or any part of its property or assets or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time (without a contingency relating to obtaining any required approval hereunder or the prior or contemporaneous satisfaction of the Obligations), except that the following shall be permitted:

                  (a) (I) any Domestic Credit Party may be merged or consolidated with or into, or be liquidated into, or transfer all or any part of its business, properties and assets to another Domestic Credit Party that is a Material Subsidiary (provided that in any such transaction involving (x) WLI, WLI shall be the surviving party or (y) a Material Subsidiary (where WLI is not a party), a Material Subsidiary shall be the surviving party), (II) any Foreign Subsidiary that is a Guarantor may be merged or consolidated with or into, or be liquidated into, another Foreign Subsidiary that is a Guarantor, (III) any Foreign Subsidiary that is not a Guarantor may be merged or consolidated with or into, or be liquidated into, another Foreign Subsidiary (provided that in any such transaction involving a Guarantor, such Guarantor is the surviving party), (IV) all or any part of the business, properties and assets of a Foreign Subsidiary that is not a Guarantor may be conveyed or otherwise transferred to another Foreign Subsidiary, (V) any Foreign Subsidiary that is not a Material Subsidiary (or, if not a Guarantor, whose liquidation is consented to by the Agents) may be liquidated and (VI) assets of WLI, any Domestic Credit Party and/or any Foreign Subsidiary that is a Guarantor may be conveyed or otherwise transferred to Foreign Subsidiaries that are not

         Guarantors provided that after giving effect thereto the NFG Investments shall not exceed $30,000,000;

                  (b)  capital expenditures to the extent not prohibited by
         Section 8.05 hereof;

                  (c) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.06;

                  (d) WLI and each Subsidiary may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 8.04(d) or would not violate Section 8.07);

                  (e) licenses or sublicenses by WLI or any Subsidiary of intellectual property in the ordinary course of business;

                  (f) the Acquisition (including all intercompany loans, advances and investments made on the Closing Date to effectuate same);

                  (g) any Borrower or Guarantor may acquire (other than through an unsolicited public offer) assets constituting all or substantially all of a business, business unit, division or product line of any Person not already a Subsidiary of such Person or capital stock of any such Person (including any such acquisition by way of merger or consolidation) to the extent (x) if such acquired Person or the surviving entity of such merger or consolidation will be a Material Subsidiary, such Person or surviving entity becomes a Guarantor (unless not permitted to do so under local law) and executes appropriate Security Documents to secure its Guaranty with its assets (unless waived by the Administrative Agent) and (y) the capital stock of such Person or surviving entity is pledged pursuant to a Pledge Agreement (any such acquisition permitted by this clause (g), a "Permitted Acquisition"), so long as (i) after giving effect to such Permitted Acquisition WLI is in compliance with Section 8.01, (ii) no Default under Section 9.01 or Event of Default then exists, (iii) PRO FORMA compliance is established to the Agents' satisfaction with the covenants contained in Sections 8.10 through 8.13 after giving effect to such Permitted Acquisition as if such Permitted Acquisition were consummated on the first day of the Test Period then last ending, (iv) the Agents have received financial projections for the acquired business or Person, (v) the Required Lenders' consent shall have been obtained if the total cash consideration paid for (I) any such acquisition or related series of acquisitions exceeds $100 million or
          (II) all Permitted Acquisitions after the Closing Date exceeds $250 million and (vi) after giving effect to such Permitted Acquisition and the Loans, if any, incurred to finance same the Total Unutilized Commitment is at least $150 million;

                  (h) acquisitions (other than through an unsolicited public offer) not otherwise permitted pursuant to the foregoing provisions of this Section 8.02 to the extent that the aggregate amount of cash consideration paid for all such acquisitions does not exceed $50 million (or the equivalent) provided that at the time of each such acquisition PRO FORMA compliance is established to the Agents' satisfaction with the covenants contained in Sections 8.10 through 8.13 after giving effect to such acquisition as if such acquisition were consummated on the first day of the Test Period then last ended; and

                  (i) other sales or dispositions of assets PROVIDED that (w) the provisions of Sections 3.03(c) and/or 4.02(A)(b)(x) are complied with in connection therewith (to the extent applicable), (x) each such sale shall be in an amount at least equal to the fair market value thereof and, in the case of sales for Net Proceeds in excess of $10 million, for proceeds consisting of at least 75% cash, (y) other than in the case of any such sale or disposition listed on Annex V hereto, the Agents shall have consented thereto to the extent the Net Proceeds of any such sale or disposition, or related series of sales or disposition, exceed $100 million (or the equivalent) and (z) the sale or disposition of the capital stock of (i) any Borrower shall be prohibited and (ii) any other Subsidiary shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned by WLI and its other Subsidiaries.

                  8.03 LIENS. WLI will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of WLI or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to WLI or any of its Subsidi aries) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:

                  (a) Liens for taxes, assessments or other governmental charges not yet due or Liens for taxes, assessment or other governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the applicable Designated Party) have been established;

                   (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers', materialmen's, warehousemen's and mechanics' Liens, statutory and common law landlord's Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of any such Subsidiary and (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

                  (c) Liens created by or pursuant to this Agreement or the other Credit Documents;

                  (d) Liens to the extent existing on the Closing Date and listed on Annex VII hereto (specifically or generally) without giving effect to any subsequent extensions or renewals thereof not consented to by the Agents;

                  (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09;

                  (f) Liens (i) (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money) and (ii) on assets of Subsidiaries that are not Material Subsidiaries provided that the Indebtedness secured by all Liens permitted by this clause (ii) shall be permitted by Section 8.04(j);

                  (g) leases or subleases granted to others not interfering in any material respect with the business of WLI or any Subsidiary;

                  (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances and minor title deficiencies, in each case not interfering in any material respect with the ordinary conduct of the business of WLI or any of its Subsidiaries;

                  (i) Liens arising from precautionary UCC financing statements regarding operating leases, consignments and similar arrangements entered into in the ordinary course of business and not otherwise prohibited by this Agreement;

                  (j) purchase money Liens securing payables arising from the purchase of any equipment or goods in the normal course of business provided that such payables shall not constitute Indebtedness;

                  (k) any interest or title of a lessor under any lease permitted by this Agreement;

                  (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price of assets acquired after the Closing Date (which purchase price shall not exceed the fair market value of the purchased assets), provided that any such Liens attach only to the assets so acquired and are created contemporaneously with, or within 90 days following, such acquisition, and the Indebtedness secured by Liens created pursuant to this clause (l) so permitted pursuant to Section 8.04(c);

                  (m) Liens created pursuant to Capital Leases permitted pursuant to Section 8.04(c) or pursuant to Customer Associated Leases; and

                  (n) Liens on property or assets acquired pursuant to a Permitted Acquisition or other acquisition permitted by Section 8.02(h) or on property or assets of a Person in existence at the time such Person is acquired pursuant to a Permitted Acquisition or any such other acquisition, in each case securing Permitted Acquired Debt, PROVIDED that such Liens existed prior to, and were not incurred in contemplation of, such Permitted Acquisition or any such other acquisition, and do not attach to any other asset of WLI or any of its Subsidiaries.

                  8.04 INDEBTEDNESS. WLI will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

                  (a) Indebtedness incurred pursuant to this Agreement and the Credit Documents;

                  (b) Indebtedness owing by (i) any Domestic Credit Party to another Domestic Credit Party (in each case to the extent a Material Subsidiary); (ii) a Foreign Subsidiary (other than, on and after the Full Utilization Date, Italian Borrower) to EU Holdco (or if an Other Foreign Subsidiary, to WLI) to the extent (x) evidenced on and after the Full Utilization Date by an EU Intercompany Note (or WLI Intercompany Note if owed to WLI) and (y) in the case of each such Foreign Subsidiary, within the limits, if any, for intercompany Indebtedness owing by such Foreign Subsidiary as set forth on Annex X,
         Part I; and (iii) a Foreign Subsidiary that is not a Guarantor to another Foreign Subsidiary that is not a Guarantor;

                  (c) Capitalized Lease Obligations of WLI and its Subsidiaries and Indebtedness incurred pursuant to purchase money mortgages or security interests permitted by Section 8.03(l) to the extent that the sum thereof does not exceed $30 million (or the equivalent) at any time outstanding;

                  (d) Existing Indebtedness, without giving effect to any subsequent extension, renewal or refinancing thereof not consented to by the Agents;

                  (e) Contingent Obligations constituting (x) the guaranty by a Guarantor of the obligations (not otherwise in violation of this Agreement) of other Guarantors and (y) the guaranty by a Subsidiary that is not a Guarantor of the obligations (not otherwise in violation of this Agreement) of other Subsidiaries;

                  (f) Indebtedness under Interest Rate Agreements to the extent satisfactory in amount and in substance to the Agents;

                  (g)  Permitted Subordinated Debt;

                  (h)  Permitted Training Advances;

                  (i) Permitted Acquired Debt in an amount not to exceed $50,000,000 provided that (x) all the terms and conditions of such Permitted Acquired Debt are satisfactory to the Agents and (y) the principal amount of any Permitted Acquired Debt incurred pursuant to this clause (i) shall reduce the amount of cash consideration that may otherwise be paid under Section 8.02(g) or (h) as appropriate to the acquisition in connection with which such Permitted Acquired Debt was incurred; and

                  (j) Indebtedness not otherwise permitted by the foregoing provisions of this Section 8.04 in an aggregate outstanding principal amount not to exceed $50 million (or the equivalent).

                  8.05 CAPITAL EXPENDITURES. (a) WLI will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures, provided that WLI and its Subsidiaries may make Consolidated Capital Expenditures in any fiscal year in an aggregate amount of up to the Permitted CAPEX Amount for such fiscal year.

                  (b) In the event that the Consolidated Capital Expenditures equal to the Permitted CAPEX Amount for a fiscal year (without giving effect to this clause (b)) are not expended during such fiscal year, the maximum amount of Consolidated Capital Expenditures which may be expended during the immediately succeeding fiscal year pursuant to Section 8.05(a) shall be increased by such unutilized amount.

                  8.06 ADVANCES, INVESTMENTS AND LOANS. WLI will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:

                  (a) WLI and any of its Subsidiaries may invest in cash and Cash Equivalents;

                  (b) WLI and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (c)  the intercompany Indebtedness described in Section 8.04
         (b) shall be permitted;

                  (d) loans and advances to officers, directors and employees
         (x) in the ordinary course of business for business, travel, entertainment and relocation purposes and/or representing the deferred purchase price of the capital stock of WLI purchased by such persons from WLI and (y) otherwise in an aggregate principal amount not to exceed $5 million (or the equivalent) at any time outstanding shall be permitted;

                  (e) WLI or any Subsidiary may acquire and own investments (including debt obligations) received (x) in connection with the bankruptcy or reorganization of suppliers and customers and (y) in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                  (f) (i) any Domestic Credit Party may make investments in any Domestic Credit Party that is a Material Subsidiary, (ii) WLI and/or EU Holdco may make investments (other than intercompany Indebtedness) in Foreign Subsidiaries that are Material Subsidiaries within the limitations, if any, specified in Annex X, Part I, (iii) WLI, any Domestic Credit Party and/or any Foreign Subsidiary that is a Guarantor may make investments in Foreign Subsidiaries that are not Guarantors provided that after giving effect thereto the NFG Investments shall not exceed $30,000,000 and (iv) any Foreign Subsidiary that is not a Guarantor may make investments in a Foreign Subsidiary that is a Guarantor;

                  (g) investments outstanding on the Closing Date and listed on Annex VIII, without giving effect to any extension or renewal thereof;

                  (h) promissory notes and other securities received as proceeds of asset dispositions permitted by Section 8.02(i);

                  (i)  Permitted Acquisitions and/or acquisitions permitted by
         Section 8.02(h);

                  (j) issuances of WLI common stock pursuant to the Convertible Instruments;

                  (k)  investments to the extent made with WLI common stock;

                  (l) at any time prior to the Full Utilization Date, investments in the Italian Borrower not exceeding in aggregate amount $20 million (or the equivalent); and

                  (m) other investments not permitted by the foregoing provisions of this Section 8.06 not exceeding in aggregate amount $30 million (or the equivalent).

                  8.07 PREPAYMENTS OF INDEBTEDNESS, ETC. WLI will not, and will not permit any of its Subsidiaries to:

                  (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of any Permitted Subordinated Debt (once issued);

                  (b) amend or modify, or permit the amendment or modification in any manner adverse to the Lenders of, any provisions of any Permitted Subordinated Debt (once issued); and/or

                  (c) amend, modify or change in any manner adverse to the interests of the Lenders the certificate of incorporation (including the certificate of description for the WLI Preferred and, without limitation, in each case, by the filing of any certificate of designation), by-laws or equivalent organizational documents of any Designated Party or any of the Acquisition Documents.

                  8.08 DIVIDENDS, ETC. (a) WLI will not, and will not permit any of its Subsidiaries to, make any cash payments on or in respect of the SARs ("SAR Cash Payments"), make Excess Deferred Payments and/or declare or pay any dividends (other than dividends payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of WLI or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that:

                  (i) any Subsidiary that is not a Material Subsidiary and Japan Subsidiary may pay dividends to its shareholders, provided that the amounts paid to any shareholder that is WLI or a Subsidiary of WLI shall not be less than such shareholder's PRO RATA share of the dividends being paid based on ownership interests in such Subsidiary;

                 (ii) any Subsidiary that is a Material Subsidiary may pay dividends to any Guarantor;

                (iii) issuances of WLI common stock pursuant to the Convertible Instruments;

                 (iv) provided that no Default under Section 9.01 or Event of Default is then in existence or would arise therefrom (determined for the purposes of Sections 8.10 through 8.14 on a PRO FORMA basis as if the Dividends and Repurchases referred to below were effected on the last day of the Test Period last ended) WLI may (A) pay dividends in cash on the WLI Preferred when due and payable in accordance with its terms, (B) make Excess Deferred Payments, (C) make SAR Cash Payments and/or (D) purchase, redeem, retire or otherwise acquire ("Repurchases") capital stock of WLI now or hereafter outstanding (or any warrants for or stock appreciation rights (other than SARs) in respect of any such shares), provided that (w) WLI may not expend more than $50 million during the first two years following the Closing Date or $150 million in the aggregate after the Closing Date to make Repurchases and Excess Deferred Payments, (x) after giving effect to any Repurchase or Excess Deferred Payment, the Total Unutilized Commitment shall equal at least $150 million, (y) no more than $10 million may be expended in connection with Repurchases of WLI stock held by officers and directors and (z) after giving effect to any SAR Cash Payment, the Total Unutilized Commitment shall equal at least $100 million.

                  (b) WLI will not, and will not permit any of its Material Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to any Designated Party, (b) make loans or advances to any Designated Party or (c) transfer any of its properties or assets to any Designated Party or (B) the ability of any Designated Party to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents; (ii) applicable law;
(iii) customary provisions restricting subletting or assignments of leases and/or non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and (v) Liens permitted under Section 8.03 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

               8.09 TRANSACTIONS WITH AFFILIATES. WLI will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions after the Closing Date whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to WLI or such Subsidiary as would be obtainable by WLI or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, except that: (i) each such Person may pay reasonable fees and compensation to and indemnity provided on behalf of, their respective officers, directors and employees as determined in good faith by such Person's Board of Directors or senior management to the extent not otherwise prohibited by the terms of this Agreement; (ii) transactions among WLI and its Wholly-Owned Subsidiaries; and (iii) the transaction listed on Annex IX.

               8.10 CURRENT RATIO. WLI will not permit the ratio of (i) Consolidated Current Assets to (ii) Consolidated Current Liabilities as at the end of any fiscal quarter to be less than 1.00 to 1.0.

               8.11 LEVERAGE RATIO. WLI will not permit the Leverage Ratio as at the end of any fiscal quarter set forth below to exceed the ratio set forth opposite such fiscal quarter:

                  Fiscal Quarter Ending                     Ratio
                  ---------------------                     -----

                  June 30, 1998 through
                    December 31, 1999                    2.75 to 1.0
                  March 31, 2000 and
                    June 30, 2000                        2.70 to 1.0
                  September 30, 2000                     2.60 to 1.0
                  Thereafter                             2.50 to 1.0


               8.12 MINIMUM CONSOLIDATED EBITDA. WLI will not permit Consolidated EBITDA for any Test Period ending on the last day of any fiscal quarter set forth below to be less than the amount set forth opposite such fiscal quarter:

                  Fiscal Quarter Ending                     Amount
                  ---------------------                     ------


                  June 30, 1998                         $125.0 million
                  September 30, 1998                     150.0 million
                  December 31, 1998                      175.0 million
                  March 31, 1999                         200.0 million
                  June 30, 1999                          200.0 million
                  September 30, 1999                     210.0 million
                  December 31, 1999                      210.0 million
                  March 31, 2000                         220.0 million
                  June 30, 2000                          230.0 million

                  September 30, 2000                    240.0 million
                  Thereafter                            250.0 million

                  8.13 MINIMUM INTEREST COVERAGE. WLI will not permit the ratio of (x) Consolidated EBITA to (y) Consolidated Adjusted Interest Expense for any Test Period ending on the last day of any fiscal quarter set forth below to be less than the ratio set forth opposite such fiscal quarter:

                  Fiscal Quarter Ending                            Ratio
                  ---------------------                            -----

                  December 31, 1998 and March 31, 1999           3.5 to 1.0
                  June 30, 1999 and September 30, 1999           4.0 to 1.0
                  December 31, 1999 and March 31, 2000           4.5 to 1.0
                  June 30, 2000 to March 31, 2001                5.0 to 1.0
                  Thereafter                                     6.0 to 1.0

                  8.14 MINIMUM CONSOLIDATED NET WORTH. WLI will not permit Consolidated Net Worth at any time to be less than the Minimum Net Worth Amount.

                  8.15 LIMITATION ON ISSUANCE OF STOCK. WLI will not permit any Subsidiary, directly or indirectly, to issue any shares of its capital stock or other equity securities (or warrants, rights or options to acquire shares or other equity securities), except, to the extent permitted by Section 8.06, to any Designated Party or to qualify directors if required by applicable law.

                  8.16 CREATION OF SUBSIDIARIES. WLI will not permit (i) any Material Subsidiary to be created or acquired after the Closing Date unless such Person is a Wholly- Owned Subsidiary and (ii) any Subsidiary that is not a Material Subsidiary to have gross revenues in any fiscal year of WLI of $50 million (or the equivalent) or more unless such Subsidiary becomes a Wholly-Owned Subsidiary by the date of the relevant Material Subsidiary Determination.

                  SECTION 9. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

                  9.01 PAYMENTS. Any Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

                  9.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by any Designated Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

                  9.03 COVENANTS. Any Designated Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.10, 7.12 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or

                  9.04 DEFAULT UNDER OTHER AGREEMENTS. (a) WLI or any of its Material Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond any originally applicable period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of WLI or any of its Material Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, PROVIDED that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the aggregate amount of all Indebtedness referred to in clauses (a) and (b) above exceeds $5 million (or the equivalent thereof) at any one time; or

                  9.05 BANKRUPTCY, ETC. WLI or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against WLI or any of its Material Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of WLI or any of its Material Subsidiaries; or WLI or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to WLI or any of its Subsidiaries; or there is commenced against WLI or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or WLI or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; WLI or any of its Material

Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or WLI or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by WLI or any of its Material Subsidiaries for the purpose of effecting any of the foregoing (provided that none of the foregoing, as they affect a Material Subsidiary that is a Foreign Subsidiary but not a Guarantor, shall constitute an Event of Default to the extent waived by the Agents); or any event similar to any of the foregoing shall occur under the law of any other jurisdiction relating to WLI or any of its Material Subsidiaries; or

                  9.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) or ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirements of PBGC Regulation 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or
 .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made by WLI, any Subsidiary or any ERISA Affiliate with respect to a Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made, WLI or any Subsidiary of WLI or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064,
4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the
Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or WLI or any Subsidiary of WLI has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Multiemployer Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or is reasonably likely to have, a Material Adverse Effect; or

                  9.07 SECURITY DOCUMENTS. (a) Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the material Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, or (b) any Designated Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue unremedied for a period of at least 30 days after written notice to the defaulting party by the Collateral Agent; or

                  9.08 GUARANTIES. The Guaranties or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under any Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or

                  9.09 JUDGMENTS. One or more judgments or decrees shall be entered against WLI or any of its Material Subsidiaries involving a liability of $5 million (or the equivalent thereof) or more in the aggregate for all such judgments and decrees for WLI and its Material Subsidiaries (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

                  9.10 FULL UTILIZATION DATE. The Full Utilization Date shall not have occurred on or prior to the date 45 days after the Closing Date and the Administrative Agent shall, upon the written request of the Required Lenders, have delivered to WLI written notice that same shall constitute an Event of Default;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to WLI, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Guarantor or WLI, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to WLI, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05 in respect of such Borrower, it will pay) to the Collateral Agent at the appropriate Payment Office such additional amounts of cash, to be held as security for such Borrower's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit of such Borrower then outstanding.

                  SECTION 10. DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

                  "Acceleration Event" shall have the meaning provided in
Section 12.20.

                  "Acquired Businesses" shall mean the information technology solutions and services businesses of Olivetti Solutions S.p.A. and its subsidiaries, Olivetti Corporation of Japan and Olsy do Brasil Ltda. being acquired pursuant to the Acquisition Agreement.

                  "Acquisition" shall mean the acquisition by WLI and its Subsidiaries of the Acquired Businesses in accordance with the Acquisition Documents.

                  "Acquisition Agreement" shall mean the Stock Purchase Agreement dated as of February 28, 1998 among the Sellers, WLI and EU Holdco.

                  "Acquisition Documents" shall mean the Acquisition Agreement and all other material agreements relating to the Acquisition (including the Deferred Payment Agreement and the SARs) as in effect on the Closing Date and as the same may be supplemented, amended or modified from time to time in accordance with the terms hereof and thereof.

                  "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing (x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Administrative Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Administrative Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Administrative Agent for determining the current annual assessment payable by the

Administrative Agent to the Federal Deposit Insurance Corporation for insuring three-month certificates of deposit.

                  "Adjusted Total MCF Commitment" shall mean at any time the Total MCF Commitment less the aggregate MCF Commitments of all Defaulting Lenders.

                  "Adjusted Total USF Commitment" shall mean at any time the Total USF Commitment less the aggregate USF Commitments of all Defaulting Lenders.

                  "Administrative Agent" shall mean Bankers Trust Company and shall include any successor to the Administrative Agent appointed pursuant to
Section 11.09.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                  "Agents" shall mean the Administrative Agent, the Syndication Agent and the Documentation Agent.

                  "Agreement" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

                  "Alternate Currency" shall mean each Approved Currency other than Dollars.

                  "Alternate Currency Loan" shall mean any Loan denominated in an Alternate Currency.

                  "Applicable CF Percentage" shall mean .50%, provided that at any time the Applicable Margin then in effect for Eurodollar Loans is 0.75%, the Applicable CF Percentage shall instead be .375%.

                  "Applicable Margin" shall mean the applicable percentage set forth below based upon the Level then in effect:

         Level                    LIBOR                    Base Rate
         -----                    -----                    ---------

        Level I                   1.50%                      0.50%
        Level II                  1.25%                      0.25%
        Level III                 1.00%                      0.00%
        Level IV                  0.75%                      0.00%


The Leverage Ratio utilized in connection with any determination of the foregoing Levels and the related Applicable Margins shall be determined for each Relevant Test Period by delivery of an officer's certificate of WLI to the Lenders pursuant to Section 7.01(e), which certificate shall set forth the calculation of the Leverage Ratio. The Level and Applicable Margin so determined shall apply, except as set forth below, from the date on which such officer's certificate is delivered to the Administrative Agent to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent pursuant to Section 7.01(e) and (y) the 45th day following the end of the fiscal quarter in which such first certificate was delivered to the Administrative Agent (or 90 days if such fiscal quarter was the last fiscal quarter of a fiscal year). Notwithstanding anything to the contrary contained above, the Applicable Margins in effect, (w) until an officer's certificate is delivered under Section 7.01(e) in respect of the fiscal quarter ending September 30, 1998, shall be based on Level I pricing, (x) shall be based upon Level I pricing if no officer's certificate which sets forth the Leverage Ratio for the Relevant Test Period has been delivered to the Lenders pursuant to Section 7.01(e) within the time period specified therein or the financial statements upon which any such calculations are based have not been delivered, until such a certificate and/or financial statements are delivered and (y) shall be based upon Level I pricing at all times when there shall exist a Default under Section 9.01 or an Event of Default.

                  "Approved Currency" shall mean each of Dollars, Deutsche Marks, Euros, Pounds Sterling, French Francs, Italian Lira, Japanese Yen, Spanish Pesetas, Danish Krone, Belgian Francs, Dutch Guilder and any other freely transferable currency requested by WLI and acceptable to the MCF Lenders and the Administrative Agent.

                  "Approved Currency Equivalent" shall mean the Dollar Equivalent, the Deutsche Mark Equivalent, the Euro Equivalent, the Sterling Equivalent, French Franc Equivalent, the Italian Lira Equivalent, Japanese Yen Equivalent, Spanish Pesetas Equivalent, Danish Krone Equivalent or Dutch Guilder Equivalent or the comparable equivalent of any other Alternate Currency, as the case may be.

                  "Asset Sale" shall mean and include (x) the sale, transfer or other disposition by WLI or any Subsidiary of any of their assets (including, without limitation, in the case of any Subsidiary of WLI, any issuance of equity by each Subsidiary) to any Person other than any Designated Party (other than
(i) sales, transfers or other dispositions in the ordinary course of business of inventory or worn-out, unuseful, obsolete or excess equipment and (ii) other sales that generate in the aggregate less than $1,000,000 (or the equivalent) of proceeds in any calendar year) and (y) the receipt of casualty insurance and/or condemnation proceeds, in each case in excess of $5,000,000 (or the equivalent) and not utilized to repair or replace the asset damaged or condemned.

                  "Assignment Agreement" shall mean the Assignment Agreement in the form of Exhibit L (appropriately completed).

                  "Associated Cost Rate" shall mean, with respect to each Interest Period for Pounds Sterling-denominated MCF Loans, the costs (expressed as a percentage rounded up to the nearest four decimal places and as determined on the first day of such Interest Period and any three month anniversary thereof by the Administrative Agent) of compliance with then existing requirements of the Bank of England in respect of MCF Loans denominated in Pounds Sterling.

                  "Authorized Officer" shall mean any senior officer of any Borrower designated as such in writing to the Administrative Agent by such Borrower.

                  "Bankruptcy Code" shall have the meaning provided in Section 9.05.

                  "Base Rate" shall mean, at any time, the highest of (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate, (ii) the Prime Lending Rate and (iii) 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate.

                  "Base Rate Loan" shall mean (x) each USF Loan that is not a Eurodollar Loan and (y) each Swingline Loan.

                  "Belgian Franc Equivalent" shall mean, at any time for the determination thereof, the amount of Belgian Francs which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Belgian Franc LIBOR" shall mean, for each Interest Period applicable to any MCF Loan denominated in Belgian Francs, the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Belgian Franc deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by each Reference Bank that reports same to the Administrative Agent for Belgian Franc deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF

Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "Belgian Francs" shall mean freely transferable lawful money of Belgium.

                  "Borrowers" shall mean and include WLI, EU Holdco and Italian Borrower.

                  "Borrowing" shall mean the incurrence of (i) Lira Loans from the Lira Lender, (ii) USF Loans that are Base Rate Loans on a PRO RATA basis from all of the USF Lenders, (iii) Eurodollar Loans on a PRO RATA basis from all USF Lenders and (iv) MCF Loans of a single Approved Currency by a Borrower on a PRO RATA basis from all of MCF Lenders, in each case on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans or MCF Loans the same Interest Period provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

                  "BTCo" shall mean Bankers Trust Company in its individual capacity.

                  "Business Day" shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, (ii) (except as provided in clause (iii) below) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, MCF Loans and/or MCF Letters of Credit (and Unpaid Drawings thereunder), any day which is a Business Day described in clause
(i) and which is also a day for trading by and between banks in the London interbank Eurodollar market and, with respect to any notices or determinations in respect of Euros, which is customarily a "Business Day" for such notices or determinations and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Lira Loan and/or a MCF Letter of Credit issued for the account of the Italian Borrower (and Unpaid Drawings thereunder), any day which is a Business Day described in clause
(i) and (ii) above and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Milan, Italy.

                  "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrowers or any of their respective Subsidiaries in each case taken at the amount thereof accounted for as liabilities in conformity with GAAP provided that Customer Associated Leases shall not constitute Capitalized Lease Obligations.

                  "Cash Equivalents" shall mean (i) securities (I) issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) and (II) issued by such non-U.S. governmental entities as are acceptable to the Agents and WLI, in each case having maturities of not more than one year from the date of acquisition, (ii) time deposits, certificates of deposit and bankers' acceptances denominated in Dollars, and such other Approved Currencies as are acceptable to the Agents and WLI of (x) any Lender or (y) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Services, a division of McGraw- Hill, Inc. ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause
(ii) above, (iv) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within one year after the date of acquisition, (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above and (vi) overnight and/or demand deposits in the respective local currencies maintained by a Foreign Subsidiary.

                  "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the WLI and/or any Subsidiary from such Asset Sale.

                  "Change of Control" shall mean an occurrence whereby (i) any person or group (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in rule 13d-3 of the Exchange Act), directly or indirectly, of securities of WLI representing 40% or more of the combined voting power of WLI's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election by WLI's Board of Directors or nomination for election by WLI's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the shareholders of WLI approve a plan of complete liquidation of WLI or an agreement for the sale or disposition by WLI of all of substantially all of the WLI's assets or (iv) any "Change of Control" or similar term as defined in any other agreement evidencing or governing Indebtedness of WLI or any Subsidiary in an amount of $20 million or more (or the equivalent).

                  "Closing Date" shall mean the date upon which the Acquisition is consummated (or if the Acquired Businesses are to be acquired on more than one date, upon which the Italian Acquired Business is consummated)

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

                  "Collateral" shall mean all of the Collateral as defined in, and/or all the properties subject to the Lien created under, each of the Security Documents.

                  "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Lenders.

                  "Commitment" shall mean, with respect to each Lender, such Lender's USF Commitment and MCF Commitment.

                  "Commitment Fees" shall mean and include the USF Commitment Fee and the MCF Commitment Fee.

                  "Company" shall mean any corporation, limited liability company, partner ship or other business entity (or the adjectival form thereof, where appropriate).

                  "Consolidated Adjusted Interest Expense" shall mean, for any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) cash dividends payable on the WLI Preferred during such period.

                  "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest or payable under Customer Associated Leases) by WLI and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of WLI and its Subsidiaries, including in any event for spare parts, provided that Consolidated Capital Expenditures shall in any event (x) exclude the purchase price paid in cash in connection with any Permitted Acquisition including any portion thereof allocable to property, plant and equipment, (y) only include the amount thereof actually paid in cash during such period and (z) exclude amounts expended with casualty insurance or condemnation proceeds.

                  "Consolidated Current Assets" shall mean, as to any Person at any time, the current assets (other than, to the extent otherwise included therein, cash, Cash Equivalents and receivables relating to Customer Associated Leases) of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP.

                  "Consolidated Current Liabilities" shall mean, as to any Person at any time, the current liabilities of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP, but excluding, to the extent otherwise included therein, all Loans, all restructuring and integration costs and the short-term portion of Customer Associated Leases.

                  "Consolidated Debt" shall mean, as of any date of determination (I) the aggregate stated balance sheet amount of all Indebtedness (excluding any amounts owing under Customer Associated Leases and Permitted Training Advances) of WLI and its Subsidiaries on a consolidated basis as determined in conformity with GAAP plus any Indebtedness for borrowed money of any other Person as to which WLI and/or any of its Subsidiaries has created a guarantee or other Contingent Obligation, with the then Dollar Equivalent of all such indebtedness denominated other than in Dollars to be used in any determination of Consolidated Debt less (if a positive number) (II) the excess of the aggregate of all cash on such consolidated balance sheet over $100 million.

                  "Consolidated EBIT" shall mean, for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses LESS (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in conformity with GAAP.

                  "Consolidated EBITA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT and (ii) amortization expense, all as determined on a consolidated basis in conformity with GAAP.

                  "Consolidated EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense and (iii) amortization expense, all as determined on a consolidated basis in conformity with GAAP.

                  "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases in conformity with GAAP) of WLI and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of WLI and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements and Other Hedging Arrangements, but excluding (x) amortization of deferred financing costs incurred in connection with this Agreement, (y) interest expense on Customer Associated Leases and (z) imputed noncash interest on Permitted Training Advances.

                  "Consolidated Net Income" shall mean for any period, the net income (or loss) of WLI and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than Material Subsidiaries) in which any other Person (other than WLI or any of its Material Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to WLI or any of its Material Subsidiaries by such Person during such period, (ii) except for determinations of Consolidated Net Income to be made on a PRO FORMA basis in connection with a Permitted Acquisition pursuant to Section 8.02(g), the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of WLI or is merged into or consolidated with WLI or any of its Subsidiaries or that Person's assets are acquired by WLI or any of its Subsidiaries, (iii) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) one time costs and expenses relating to the Transaction and (v) all restructuring and integration related costs and expenses resulting from the Transaction.

                  "Consolidated Net Worth" shall mean, at any time for the determination thereof, all amounts which, in conformity with GAAP, would be included under the caption "Total Shareholders' Equity" (or any like caption) on a consolidated balance sheet of WLI and its Subsidiaries as of such date provided that the WLI Preferred shall be included in Consolidated Net Worth whether or not otherwise included pursuant to the foregoing.

                  "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contin-gent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Convertible Instruments" shall mean the Intercompany Convertible Instruments outstanding on the Closing Date and without any amendment or modification thereof, or transfer by any Subsidiary holding same, not consented to by the Agents.

                  "Credit Documents" shall mean this Agreement, the Notes, the Security Documents, the Guaranties, the EU Intercompany Notes and the WLI Intercompany Notes.

                  "Credit Event" shall mean and include the making of a Loan or the issuance of a Letter of Credit.

                  "Customer Associated Leases" shall mean leases entered into by WLI and its Subsidiaries of equipment or other tangible or intangible assets to be made available to customers to the extent that the lease costs thereunder are reimbursed to WLI and its Subsidiaries by such customers (pursuant to a single transaction or series of transactions), with such leases to be treated for all purposes of this Agreement as if they were operating leases.

                  "Danish Krone Equivalent" shall mean, at any time for the determination thereof, the amount of Danish Krone which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Danish Krone LIBOR" shall mean, for each Interest Period applicable to an MCF Loan denominated in Danish Krones, the average of the offered quotations to first-class banks in the London interbank market by each Reference Bank that reports same to the Administrative Agent for Danish Krone deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loan with maturities comparable to such

Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "Danish Krone" shall mean freely transferable lawful money of Denmark.

                  "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

                  "Deferred Payment Agreement" shall mean the agreement deferring a portion of the purchase price of the Acquisition equal to 1,500,000 shares of WLI until December 25, 1998, at which time, if such shares are not paid to the Sellers, the cash value of such shares must be paid by WLI to the Sellers, as in effect on the Closing Date and as the same may be subsequently amended, modified or supplemented in accordance with the terms thereof and hereof.

                  "Designated Party" shall mean each Guarantor and each other Material Subsidiary.

                  "Deutsche Mark Equivalent" shall mean, at any time for the determination thereof, the amount of Deutsche Marks which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Deutsche Mark LIBOR" shall mean, for each Interest Period applicable to an MCF Loan denominated in Deutsche Marks, the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Deutsche Mark deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by each Reference Bank that reports same to the Administrative Agent for Deutsche Mark deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "Deutsche Marks" shall mean freely transferable lawful money of Germany.

                  "Dividends" shall have the meaning provided in Section 8.08.

                  "Documentation Agent" shall mean Lehman Commercial Paper Inc.

                  "Dollar Equivalent" shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the relevant Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

                  "Domestic Credit Party" shall mean WLI and each Domestic Subsidiary party to the U.S. Guaranty.

                  "Domestic Subsidiary" shall mean each Subsidiary of WLI that is incorporated or formed under the laws of the United States of America or any state thereof or the District of Columbia.

                  "Dutch Guilder Equivalent" shall mean, at any time for the determination thereof, the amount of Dutch Guilders which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Dutch Guilder LIBOR" shall mean, for each Interest Period applicable to an MCF Loan denominated in Dutch Guilders, the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Dutch Guilder deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by each Reference Bank that reports same to the Administrative Agent for Dutch Guilder deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "Dutch Guilders" shall mean freely transferable lawful money of the Netherlands.

                  "Effective Date" shall have the meaning provided in Section 12.10.

                  "Eligible Transferee" shall mean and include a commercial bank, financial institution or other institutional "accredited investor" as defined in Regulation D of the Securities Act.

                  "EMU Legislation" shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

                  "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by WLI or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

                  "Environmental Law" means any applicable U.S. Federal, state or local or any foreign statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative decision, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

                  "Equity Issuance" shall mean WLI's issuance of its common equity, and granting of stock appreciation rights (the "SARs") in respect of its common equity, as part of the aggregate purchase price for the Acquisition.

                  "Equity Issuance Documents" shall mean all of the agreements governing, or relating to, the Equity Issuance.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued there under. Section references to ERISA are to ERISA, as in effect as of the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

                  "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with WLI or a Subsidiary would be deemed to be a "single employer" (i) within the meaning of Sections 414(b), (c), (m) and (o) of the Code or (ii) as a result of WLI or a Subsidiary being or having been a general partner of such person.

                  "EU Holdco" shall mean Wang Nederland B.V., a Dutch company.

                  "EU Holdco Security Documents" shall have the meaning provided in Section 5.01(k)(III).

                  "EU Intercompany Notes" shall mean the promissory notes in form and substance satisfactory to the Agents evidencing intercompany advances made by EU Holdco to its various Subsidiaries provided that, in the case of any such note issued by a Material Subsidiary after the Full Utilization Date (x) the Administrative Agent shall have received an opinion in form and substance, and from counsel, satisfactory to the Administrative Agent as to the due authorization, execution and enforceability thereof and (y) such note shall be secured pursuant to appropriate Foreign Security Documents, unless waived by the Agents.

                  "Euro" shall mean the single currency of participating member states of the European Union.

                  "Euro Equivalent" shall mean, at any time for the determination thereof, the amount of Euros which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Euro LIBOR" shall mean, for each Interest Period applicable to an MCF Loan denominated in Euros, the rate per annum that appears on the appropriate page of the Dow Jones Telerate Screen (or any successor page) for Euro deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by each Reference Bank that reports same to the Administrative Agent for Euro deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "Eurodollar Loan" shall mean each USF Loan that at the election of WLI is bearing interest by reference to US LIBOR.

                  "Event of Default" shall have the meaning provided in Section
9.

                  "Excess Deferred Payment" shall mean the aggregate cash payments made by WLI in excess of $50 million pursuant to the Deferred Payment Agreement.

                  "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

                  "Excluded Asset Sale" shall mean each Asset Sale consummated after the Closing Date other than (i) the proposed asset dispositions listed on Annex V hereto, (ii) Asset Sales in any fiscal year to the extent that the aggregate Net Proceeds resulting therefrom do not exceed $50 million (or the equivalent) (plus the amount, if any, by which the Net Proceeds of all Asset Sales during the previous fiscal year were less than $50 million (or the equivalent)) provided that the Net Proceeds of all Asset Sales provided for in this clause (ii) shall not exceed $150 million in the aggregate and (iii) any Asset Sale, in whole or in part, to the extent that after giving effect thereto the ratio of the Total Commitment to Consolidated EBITDA for the four quarters then last ended (determined on a PRO FORMA basis as if such Asset Sale had been consummated on the first day of such four quarter period) is less than 2.0 to
1.0 (provided that if the application of only a portion of the Net Proceeds of any such Asset Sale to reduce the Total Commitment would result in such ratio being 2.0 to 1.0 or less then the portion of such Asset Sale generating the remaining Net Proceeds shall not constitute an Excluded Asset Sale).

                  "Existing Indebtedness" shall have the meaning provided in
Section 6.19.

                  "Existing Letters of Credit" shall mean each letter of credit outstanding on the Closing Date that is (x) issued by BTCo, (y) to remain outstanding after the Closing Date and (z) listed on Annex VI, Part II.

                  "Facility" shall mean any of the credit facilities established under this Agreement, I.E., the US Facility or the MC Facility.

                  "Facing Fee" shall have the meaning provided in Section
3.01(d).

                  "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

                  "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

                  "Final Maturity Date" shall mean the fifth anniversary of the Closing Date.

                  "Foreign Borrower" shall mean EU Holdco and the Italian Borrower.

                  "Foreign Guaranties" shall have the meaning provided in
Section 5.02(d).

                  "Foreign Security Documents" shall have the meaning provided in Section 5.02(e).

                  "Foreign Subsidiary" shall mean each Subsidiary of WLI that is not a Domestic Subsidiary.

                  "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by WLI or any one or more of its Subsidiaries primarily for the benefit of employees of WLI or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

                  "French Franc Equivalent" shall mean, at any time for the determination thereof, the amount of French Francs which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "French Franc LIBOR" shall mean, for each Interest Period applicable to an MCF Loan denominated in French Francs, the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for French Franc deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by such Reference Bank that reports same to the Administrative Agent for French Franc deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loan with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "French Francs" shall mean freely transferable lawful money of France.

                  "Full Utilization Date" shall mean the date on which all the conditions specified in Section 5.02 are first satisfied.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in conformity with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

                  "Guaranteed Creditors" shall mean and include each of the Agents, the Collateral Agent and the Lenders.

                  "Guaranteed Obligations" shall mean the principal and interest on each Note issued by each Foreign Borrower, and Loans made to each Foreign Borrower, under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the account of a Foreign Borrower, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Foreign Borrower to any Lender or any Agent and/or the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance with all the terms, conditions and agreements contained in the Credit Documents by each Foreign Borrower.

                  "Guarantor" shall mean, at any time, each Designated Party that has executed, or is then executing a Guaranty.

                  "Guaranty" shall mean and include the guaranty of WLI set forth in Section 13, the US Guaranty, each Foreign Guaranty and any counterpart of the foregoing guaranties executed and delivered after the Closing Date.

                  "Hazardous Materials" means (a) any petroleum or petroleum products, radio active materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or sub stances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants" or "pollutants" under any applicable Environmental Law.

                  "Immaterial Subsidiary" shall mean any Domestic Subsidiary that has annual revenues of less than $100,000 and a book value for all its assets of less than $100,000.

                  "Indebtedness" of any Person shall mean, without duplication,
(i) all indebted ness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in conformity with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and Other Hedging Arrangements and
(viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by such Person of the obligations of WLI and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise not prohibited hereunder), provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business and all lease obligations under Customer Associated Leases.

                  "Interest Period" with respect to any Eurodollar Loan or MCF Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

                  "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates.

                  "Italian Borrower" shall mean Olivetti Solutions SpA, an Italian company.

                  "Italian Lira Equivalent" shall mean, at any time for the determination thereof, the amount of Italian Liras which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Italian Lira LIBOR" shall mean, for each Interest Period applicable to an MCF Loan denominated in Italian Liras, the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Italian Lira deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by Reference Banks that report same to the Administrative Agent for Italian Lira deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "Italian Liras" shall mean freely transferable lawful money of Italy.

                  "Japan Subsidiary" shall mean Olivetti Corp. Japan.

                  "Japanese Yen" shall mean freely transferable lawful money of Japan.

                  "Japanese Yen Equivalent" shall mean, at any time for the determination thereof, the amount of Japanese Yen which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Japanese Yen LIBOR" shall mean, for each Interest Period applicable to an MCF Loan denominated in Japanese Yen, the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Japanese Yen deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by Reference Banks that report same to the Administrative Agent for Japanese Yen deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "Judgment Currency" shall have the meaning provided in Section 12.17(a).

                  "Judgment Currency Conversion Date" shall have the meaning provided in Section 12.17(a).

                  "L/C Allocation Basis" shall have the meaning provided in
Section 12.20.

                  "Lehman" shall mean Lehman Commercial Paper Inc.

                  "Lender" shall have the meaning provided in the first paragraph of this Agreement.

                  "Lender Default" shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payment under Section 2.05(c) or (ii) a Lender having notified the

Administrative Agent and/or any Borrower that it does not intend to comply with its obligations under Section 1.01 or under Section 2.05(c), in the case of either clause (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

                  "Lender Register" shall have the meaning provided in Section 12.16.

                  "Letter of Credit" shall have the meaning provided in Section 2.01(a).

                  "Letter of Credit Fee" shall have the meaning provided in
Section 3.01(c).

                  "Letter of Credit Issuer" shall mean BTCo or NatWest (MCF Letters of Credit only), as requested by WLI with respect to any particular Letter of Credit.

                  "Letter of Credit Outstandings" shall mean, at any time, the sum of (x) the USF Letter of Credit Outstandings and (ii) the MCF Letter of Credit Outstandings, in each case at such time.

                  "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

                  "Level" shall mean and include Level I, Level II, Level III or Level IV, whichever is then in effect.

                  "Level I" shall exist at any time that the Leverage Ratio for the Relevant Test Period is equal to or greater than 2.00:1.0.

                  "Level II" shall exist at any time that the Leverage Ratio for the Relevant Test Period is less than 2.00:1.0 and greater than or equal to 1.50:1.0.

                  "Level III" shall exist at any time that the Total Leverage Ratio for the Relevant Test Period is less than 1.50:1.0 and greater than or equal to 1.00:1.0.

                  "Level IV" shall exist at any time the Total Leverage Ratio for the Relevant Test Period is less than 1.00:1.0.

                  "Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Debt on such date to Consolidated EBITDA for the Test Period ending on such date (or most recently ended).

                  "LIBOR" shall mean (i) any Borrowing of Eurodollar Loans, the US LIBOR Rate determined with respect thereto and (ii) any Borrowing of MCF Loans of an Approved Currency, the relevant interest rate, I.E., U.S. LIBOR, Deutsche Mark LIBOR, Euro LIBOR,

Sterling LIBOR, French Franc LIBOR, Italian Lira LIBOR, Japanese Yen LIBOR, Spanish Peseta LIBOR, Danish Krone LIBOR, Belgian Franc LIBOR, Dutch Guilder LIBOR and such rate per annum as may be agreed upon by the respective Borrower and the MCF Lenders, as the case may be, for any other Approved Currency.

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

                  "Lira Lender" shall mean Bankers Trust International Plc (which shall become party to this Agreement by executing a counterpart hereof in the space provided below on or prior to the Full Utilization Date) or such other Lender acceptable to the Agents that agrees with WLI to become the Lira Lender hereunder, it being understood that the Lira Lender shall be a Lender for all purposes of this Agreement.

                  "Lira Loan" shall mean each MCF Loan denominated in Italian Lira that is made on and after the Full Utilization Date, all of which MCF Loans may only be made to the Italian Borrower, provided that the aggregate Principal Amount of outstanding Lira Loans shall not exceed at any time $100 million (or such greater amount not in excess of $200 million as is agreed to by the Lira Lender).

                  "Lira Note" shall have the meaning provided in Section
1.05(a).

                  "LL Fee" shall have the meaning provided in Section 3.01(f).

                  "LL Portion" of any interest payment made in respect of a Lira Loan shall mean the portion of such interest payment that would have been payable had the interest rate for such Lira Loan been equal to the relevant Italian Lira LIBOR.

                  "Loan" shall mean each MCF Loan, each USF Loan and each Swingline Loan.

                  "Loan Allocation Basis" shall mean have the meaning provided in Section 12.20.

                  "Local Time" shall mean the local time in effect at (x) the applicable Notice Office (in the case of Notices of Borrowings, Notices of Conversions and Letter of Credit Requests) and (y) the applicable Payment Office in the case of all payments and disbursements of Loans or Letters of Credit.

                  "Margin Stock" shall have the meaning provided in Regulation U.

                  "Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of WLI and its Subsidiaries taken as a whole after giving effect to the Acquisition.

                  "Material Subsidiary" shall mean (i) each Subsidiary listed on Annex IV, Part I (which will include all Domestic Subsidiaries (other than Immaterial Subsidiaries) in existence on the Closing Date), (ii) each newly created Domestic Subsidiary, (iii) each Foreign Subsidiary first acquired after the Closing Date to the extent that it had gross revenues for the last full 12 months prior to such acquisition of at least $50 million (or the equivalent),
(iv) each existing Subsidiary that becomes a Material Subsidiary as a result of a Material Subsidiary Determination and (v) each other existing Wholly-Owned Subsidiary that has been designated in writing by WLI to the Administrative Agent as a Material Subsidiary.

                  "Material Subsidiary Determination" shall mean a determination, made by WLI within the time parameters provided for in Section 7.12(b) and promptly conveyed in writing to the Administrative Agent, as to whether any existing Subsidiary that was not theretofore a Material Subsidiary had gross revenues for the 12 months ended as of the last day of the calendar year last ended aggregating at least $50 million (or the equivalent), with any Subsidiary having such revenues of at least $50 million (or the equivalent) to become a Material Subsidiary on the date of such determination.

                  "Maximum Swingline Amount" shall mean the lesser of $25,000,000 and the amount of the Total USF Commitment.

                  "MC Facility" shall mean the Facility evidenced by the Total MC Commitment.

                  "MCF Borrowers" shall mean and include WLI, EU Holdco and Italian Borrower.

                  "MCF Commitment" shall mean, with respect to each MCF Lender, the amount set forth opposite such MCF Lender's name in Annex I hereto directly below the column entitled "MCF Commitment," as the same may be reduced or terminated from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 and/or 12.04.

                  "MCF Commitment Fee" shall have the meaning provided in
Section 3.01(b).

                  "MCF Lender" shall mean each Lender with a MCF Commitment or that has outstanding MCF Loans.

                  "MCF Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the Dollar Equivalent of the Stated Amount of all outstanding MCF Letters of Credit and (ii) the Dollar Equivalent of the aggregate principal amount of all Unpaid Drawings in respect of all such MCF Letters of Credit.

                  "MCF Letters of Credit" shall mean Letters of Credit issued pursuant to the MC Facility.

                  "MCF Loan" shall have the meaning provided in Section 1.01(B).

                  "MCF Note" shall have the meaning provided in Section 1.05(a).

                  "MCF Obligations" shall mean any and all of the Obligations to the extent arising under, or relating solely to, the MC Facility.

                  "MCF Percentage" shall mean, at any time, the percentage obtained by dividing the Total MCF Commitment at such time by the Total Commitment at such time.

                  "Minimum Borrowing Amount" shall mean for (i) Swingline Loans $250,000, (ii) USF Loans that are (x) Base Rate Loans, $1,000,000 and (y) Eurodollar Loans, $5,000,000, (iii) MCF Loans that are Dollar denominated, $5,000,000 and (iv) Alternate Currency Loans, an amount in the respective Alternate Currency having a Dollar Equivalent (determined at the time a Notice of Borrowing is received or a prepayment made) of $5,000,000.

                  "Minimum Net Worth Amount" shall mean, at any time, the sum of
(x) $630,000,000 (as adjusted for purchase accounting adjustments after the Closing Date and restructuring and integration related charges, in each case related to the Acquisition, all as approved by the Agents in their reasonable discretion) plus (y) (to the extent zero or positive) (i) 50% of an amount equal to Consolidated Net Income less the aggregate amount of all cash dividends paid in respect of WLI Preferred for the period (taken as one accounting period) commencing on the first day of the fiscal quarter after which the Closing Date occurs and ending on the last day of the fiscal quarter then last ended plus
(ii) 100% of the proceeds received by WLI from issuances of equity after the Closing Date and (without duplication) any other increases in Consolidated Net Worth after the Closing Date, not resulting from Consolidated Net Income.

                  "Multiemployer Plan" shall mean a plan within the meaning of
Section 4001(a)(3) of ERISA to which WLI, a Subsidiary or an ERISA Affiliate is required to contribute.

                  "NatWest" shall mean National Westminster Bank Plc.

                  "Net Cash Payment" shall mean the portion of the total purchase price to be paid in cash by WLI and its Subsidiaries in respect of the Acquisition net of the free cash on hand of the Acquired Businesses on the Closing Date and after giving effect to the Acquisition, which Net Cash Payment shall not exceed 97 billion Italian Liras.

                  "Net Cash Proceeds" shall mean, with respect to any Asset Sale, (x) the Cash Proceeds resulting therefrom net of (y) reasonable transaction costs, the amount of such proceeds required to be used (and used) to repay any Indebtedness (other than the Obligations) which is secured by the respective assets which were sold, the amount of such proceeds that are in good faith reserved for post-closing adjustments (it being understood and agreed that on the day that all such post-closing adjustments have been determined definitively, the amount (if any) by which the reserved amount in respect of such asset sale exceeds the actual post-closing adjustments payable, shall constitute proceeds on such date), and the estimated incremental taxes paid or payable by WLI or any of its Subsidiaries as a result thereof (all the foregoing costs and expenses in this clause (y), "Net Proceeds Deductions").

                  "Net Proceeds" shall mean, with respect to any Asset Sale, (x) the proceeds resulting therefrom net of (y) the Net Proceeds Deductions for such Asset Sale.

                  "Net Proceeds Deductions" shall have the meaning provided in the definition of Net Cash Proceeds.

                  "NFG Investments" shall mean at any time the then aggregate net amount of all investments in Foreign Subsidiaries that are not Guarantors pursuant to Section 8.02(a)(VI) and 8.06 (f)(ii) determined for the purposes of
Section 8.02(a)(vi) by subtracting from the value of assets transferred thereunder the amount of liabilities of the transferring party transferred with such assets to the extent such liabilities cease under law to be liabilities of the transferring party.

                  "Non-Defaulting Lender" shall mean each Lender other than a Defaulting Lender.

                  "Note" shall mean and include each USF Note, each MCF Note, the Lira Note and the Swingline Note.

                  "Notice of Borrowing" shall have the meaning provided in
Section 1.03.

                  "Notice of Conversion" shall have the meaning provided in
Section 1.06.

                  "Notice Office" shall mean for all matters arising under (x) the US Facility, the office of the Administrative Agent at 130 Liberty Street, New York, New York and, (y) the MCF Facility, the office of the Administrative Agent at 1 Appold Street, Broadgate, London

EC1A 2HE (Fax: 011-44171-982-3419) provided that with respect to Lira Loans, the Notice Office shall be the offices of the Lira Lender in Milan, Italy as specified by the Lira Lender to the Italian Borrower, or in any such case, such other office as the Administrative Agent may designate to WLI from time to time.

                  "Obligation Currency" shall have the meaning provided in
Section 12.17(a).

                  "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

                  "Other Foreign Subsidiary" shall mean each Foreign Subsidiary other than EU Holdco and each Subsidiary of EU Holdco.

                  "Other Hedging Arrangements" shall mean agreements or arrangements designed to protect any Person against fluctuations in currency rates or commodity prices other than any such agreement or arrangement entered into in the ordinary course of business and not for speculative purposes.

                  "Participant" shall have the meaning provided in Section 2.05(a).

                  "Payment Office" shall mean (i) for all purposes other than as specified in clause (ii) below, the office of the Administrative Agent at 130 Liberty Street, New York, New York and (ii) in the case of all payments on MCF Loans the office of the Administrative Agent at 1 Appold Street, Broadgate, London EC1A 2HE (Fax: 011-44171-982-3419) provided that the Payment Office for Lira Loans shall be the offices of the Italian Lender in Milan, Italy as specified by the Lira Lender to the Italian Borrower, or in each case such other office as the Administrative Agent may designate to WLI from time to time.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

                  "Percentage" shall mean for any Lender at any time (x) with respect to the US Facility, the percentage obtained by dividing such Lender's USF Commitment, if any, by the Total USF Commitment or if the Total USF Commitment has been terminated, by dividing such Lender's USF Commitment, if any, immediately prior to such termination by the Total USF Commitment immediately prior to such termination and (y) with respect to the MC Facility, the percentage obtained by dividing such Lender's MCF Commitment, if any, by the Total MCF Commitment or if the Total MCF Commitment has been terminated, by dividing such Lender's MCF Commitment, if any, immediately prior to such termination by the Total MCF Commitment immediately prior to such termination.

                  "Permitted Acquired Debt" shall mean Indebtedness of a Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition or other acquisition permitted by Section 8.02(h), to the extent such Indebtedness was outstanding prior to the consummation of such Permitted Acquisition or other acquisition and remains outstanding as Indebtedness of the respective Subsidiary after giving effect thereto, provided that (i) such Indebtedness was not incurred in connection with or in anticipation of such Permitted Acquisition or other acquisition or the respective Person becoming a Subsidiary, (ii) such Indebtedness does not constitute Indebtedness of WLI or any of its Subsidiaries other than the respective Subsidiary acquired pursuant to the respective Permitted Acquisition or other acquisition and shall not be secured by any assets of any Person other than assets of the Subsidiary so acquired serving as security therefor at the time of the respective Permitted Acquisition or other acquisition, (iii) no Person other than the respective Subsidiary shall have any liability (contingent or otherwise) with respect to any Permitted Acquired Debt and (iv) all such Indebtedness shall be permitted by
Section 8.04(i) or 8.04(j).

                  "Permitted Acquisition" shall have the meaning provided in
Section 8.02(g).

                  "Permitted CAPEX Amount" shall mean (i) for the period from January 1, 1998 to and including December 31, 1998, $150 million, and (ii) for each fiscal year thereafter, $150 million, in each case increased by an amount satisfactory to the Agents to give effect to each Permitted Acquisition and acquisition pursuant to Section 8.02(h) effected during such fiscal year or, in the case of clause (ii), prior thereto but after the Closing Date.

                  "Permitted Liens" shall mean Liens permitted by Section 8.03.

                  "Permitted Subordinated Debt" shall mean unsecured Indebtedness of WLI not exceeding $100 million in aggregate outstanding principal amount on terms and conditions (including subordination provisions) acceptable to the Agents provided that after giving effect to the incurrence thereof and the use of the proceeds thereof (in each case as if effected on the last day of the Test Period then last ended) Section 8.11 would have been complied with on the last day of the Test Period then last ended.

                  "Permitted Training Advances" shall mean unsecured Indebtedness of WLI or its Subsidiaries resulting from the obligation to make payments owing for training services rendered to WLI or such Subsidiary, with all such Indebtedness on terms and conditions satisfactory to the Agents.

                  "Person" shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or business entity or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) WLI, a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which WLI, a Subsidiary, or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan but excluding all Foreign Pension Plans and Multiemployer Plans.

                  "Pledge Agreement" shall mean the US Pledge Agreement and any pledge agreement constituting a Foreign Security Document.

                  "Pledged Securities" shall mean all the Pledged Securities as defined in the relevant Pledge Agreement.

                  "Pounds Sterling" shall mean freely transferable lawful money of the United Kingdom.

                  "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

                  "Principal Amount" shall mean (i) the stated principal amount of each Loan denominated in Dollars, (ii) the aggregate amount of all Unpaid Drawings under each Letter of Credit denominated in Dollars, (iii) the Dollar Equivalent of the stated principal amount of each Alternate Currency Loan, and/or (iv) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings under Letters of Credit denominated in any Alternate Currency, as the context may require.

                  "PSD Interest Period" shall mean an Interest Period commenced prior to the Syndication Date, each of which Interest Periods must satisfy the requirements of Section 1.09(iv).

                  "Reference Banks" shall mean BTCo, NatWest and Lehman.

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                  "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Relevant Test Period" shall mean, at any time, the Test Period ending on the last day of the then most recently ended fiscal quarter of WLI with respect to which an officer's certificate has been delivered to the Lenders pursuant to Section 7.01(d).

                  "Replaced Lender" shall have the meaning provided in Section 1.13.

                  "Replacement Lender" shall have the meaning provided in
Section 1.13.

                  "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV or ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

                  "Repurchases" shall have the meaning provided in Section 8.08.

                  "Required Lenders" shall mean Non-Defaulting Lenders whose USF Commitments (or, if after the Total USF Commitment has been terminated, outstanding Principal Amount of USF Loans and Swingline Loans plus an amount equal to their Percentages times the USF Letter of Credit Outstandings) and MCF Commitments (or, if after the Total MCF Commitment has been terminated, outstanding Principal Amount of MCF Loans plus an amount equal to their Percentages times the MCF Letter of Credit Outstandings) constitute greater than 66-2/3% of the sum of (i) the Adjusted Total USF Commitment (or, if after the Total USF Commitment has been terminated, the total outstanding Principal Amount of USF Loans of Non-Defaulting Lenders and of Swingline Loans and the USF Letter of Credit Outstandings) and (ii) the Adjusted Total MCF Commitment (or, if after the Total MCF Commitment has been terminated, the total outstanding Principal Amount of MCF Loans of Non-Defaulting Lenders and the MCF Letter of Credit Outstandings).

                  "Required MCF Lenders" shall mean (i) Non-Defaulting Lenders whose MCF Commitments (or, if after the Total MCF Commitment has been terminated, outstanding Principal Amount of MCF Loans plus an amount equal to their Percentages times the MCF Letter of Credit Outstandings) represents an amount greater than 66-2/3% of the sum of all MCF Commitments of Non-Defaulting Lenders (or, it after the Total MCF Commitment has been terminated, the total outstanding Principal Amount of MCF Loans of Non-Defaulting Lenders and the MCF Letter of Credit Outstandings).

                  "Required USF Lenders" shall mean (i) Non-Defaulting Lenders whose USF Commitments (or, if after the Total USF Commitment has been terminated, outstanding Principal Amount of USF Loans and Swingline Loans plus an amount equal to their Percentage times the USF Letter of Credit Outstandings) represents an amount greater than 66-2/3% of the sum of all USF Commitments of Non-Defaulting Lenders (or, it after the Total USF

Commitment has been terminated, the total outstanding Principal Amount of USF Loans of Non-Defaulting Lenders and of Swingline Loans and the USF Letter of Credit Outstandings).

                  "SAR Cash Payment" shall have the meaning provided in Section 8.08(a).

                  "SARs" shall have the meaning set forth in the definition of Equity Issuance.

                  "SEC" shall have the meaning provided in Section 7.01(g).

                  "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

                  "Section 4.04 Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

                  "Security Documents" shall mean and include the US Security Documents and the Foreign Security Documents.

                  "Sellers" shall mean ING. C. Olivetti & C. S.P.A., Olivetti Sistemas e Servicios Limitada and Olivetti do Brasil S.A.

                  "Spanish Peseta Equivalent" shall mean, at any time for the determination thereof, the amount of Spanish Pesetas which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Spanish Peseta LIBOR" shall mean, for each Interest Period applicable to an MCF Loan denominated in Spanish Pesetas, the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Spanish Peseta deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by each Reference Bank that reports same to the Administrative Agent for Spanish Peseta deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "Spanish Pesetas" shall mean freely transferable lawful money of Spain.

                  "Stated Amount" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met), or the Dollar Equivalent thereof if such Letter of Credit is denominated in an Alternate Currency.

                  "Sterling Equivalent" shall mean, at any time for the determination thereof, the amount of Pounds Sterling which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by BTCo as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

                  "Sterling LIBOR" shall mean, with respect to each Interest Period for MCF Loans denominated in Pounds Sterling, (I) the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successive page) with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is the commencement date of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page) the average of the offered quotations to first-class banks in the London interbank Eurodollar market by each Reference Bank that reports same to the Administrative Agent for Pounds Sterling deposits of amounts in same day funds comparable to the outstanding principal amount of such MCF Loans with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is the commencement of such Interest Period plus
(II) the Associated Cost Rate for such Loans for such Interest Period.

                  "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of WLI.

                  "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Final Maturity Date.

                  "Swingline Lender" shall mean BTCo or, in the event BTCo ceases to be Swingline Lender upon agreement with WLI, any Lender which at the request of WLI and the consent of the Administrative Agent agrees in such Lender's sole discretion to become the Swingline Lender.

                  "Swingline Loan" shall have the meaning provided in Section 1.01(E).

                  "Swingline Note" shall have the meaning provided in Section 1.05(a).

                  "Syndicated Borrowing" shall mean the incurrence of Loans (other than Lira Loans) under a Facility from all Lenders with a Commitment under such Facility.

                  "Syndication Agent" shall mean National Westminster Bank Plc.

                  "Syndication Date" shall mean the earlier of (x) the date which is 120 days after the Closing Date and (y) the date upon which the Arrangers determine in their sole discretion (and notify WLI) that the primary syndication (and the resulting addition of Lenders pursuant to Section 12.04) has been completed.

                  "Taxes" shall have the meaning provided in Section 4.04(a).

                  "Test Period" shall mean (x) in the case of any determination under Section 8.13 made as of the end of any fiscal quarter ending on or prior to December 31, 1998, a period (taken as one accounting period) commencing on the Closing Date and ending at the end of such fiscal quarter of WLI, and (y) for all other determinations, the four consecutive fiscal quarters of WLI (taken as one accounting period) ending on the last day of the last fiscal quarter of WLI then or theretofore ended.

                  "Total Commitment" shall mean the sum of the Total USF Commitment and the Total MCF Commitment.

                  "Total MCF Commitment" shall mean the sum of the MCF Commitments of each of the MCF Lenders.

                  "Total Unutilized Commitment" shall mean, at any time, (i) the Total Commitment at such time less (ii) the sum of the aggregate Principal Amount of all outstanding Loans at such time plus the Letter of Credit Outstandings at such time.

                  "Total Unutilized MCF Commitment" shall mean, at any time, (i) the Total MCF Commitment at such time less (ii) sum of the aggregate Principal Amount of all outstanding MCF Loans at such time plus the MCF Letter of Credit Outstandings at such time.

                  "Total Unutilized USF Commitment" shall mean, at any time, (i) the Total USF Commitment at such time LESS (ii) the sum of the aggregate Principal Amount of all outstanding USF Loans and Swingline Loans at such time PLUS the USF Letter of Credit Outstandings at such time.

                  "Total USF Commitment" shall mean the sum of the USF Commitments of each of the USF Lenders.

                  "Transaction" shall mean (i) the Acquisition, (ii) the consummation of the Equity Issuance, (iii) the refinancing on the Closing Date of existing Indebtedness of WLI and its Subsidiaries and (iv) the incurrence of Loans and issuance of Letters of Credit, on the Closing Date.

                  "Transaction Documents" shall mean and include the Credit Documents, the Acquisition Documents, the Equity Issuance Documents and all other documents entered into to effectuate with the Transaction.

                  "Type" shall mean any type of Loan determined with respect to currency and the interest option applicable thereto.

                  "UCC" shall mean the Uniform Commercial Code.

                  "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

                  "Unpaid Drawing" shall have the meaning provided in Section 2.04(a).

                  "Unutilized MCF Commitment" shall mean, at any time for any MCF Lender, (i) its MCF Commitment at such time less (ii) the sum of (x) the aggregate Principal Amount of all outstanding MCF Loans (other than Lira Loans) made by it and (y) its Percentage of (i) MCF Letter of Credit Outstandings at such time and (ii) the aggregate outstanding principal amount of Lira Loans at such time.

                  "Unutilized USF Commitment" shall mean, at any time for any USF Lender, (i) its USF Commitment at such time less (ii) the sum of (x) the aggregate Principal Amount of all outstanding USF Loans and Swingline Loans made by it and (y) its Percentage of USF Letter of Credit Outstandings at such time.

                  "US Facility" shall mean the Facility evidenced by the Total USF Commitment.

                  "US Guaranty" shall have the meaning provided in Section 5.01(j)(I).

                  "US LIBOR" shall mean for each Interest Period applicable to a Loan denominated in Dollars (other than a Base Rate Loan), the rate per annum that appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) for Dollar deposits with maturities comparable to such Interest Period as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or, if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the average of the offered quotations to first-class banks in the London interbank market by each Reference Bank that reports same to the Administrative Agent for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of such Dollar denominated Loan with maturities comparable to such Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

                  "US Pledge Agreement" shall have the meaning provided in
Section 5.01(k)(I).

                  "US Security Agreement" shall have the meaning provided in
Section 5.01(k)(II).

                  "US Security Documents" shall mean the US Pledge Agreement and the US Security Agreement.

                  "USF Commitment" shall mean, with respect to each USF Lender, the amount set forth opposite such USF Lender's name in Annex I hereto directly below the column entitled "USF Commitment," as the same may be reduced or terminated from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 and/or 12.04.

                  "USF Commitment Fee" shall have the meaning provided in
Section 3.01(a).

                  "USF Lender" shall mean each Lender with USF Commitment or that has outstanding USF Loans.

                  "USF Letter of Credit Outstandings" shall mean at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding USF Letters of Credit and (ii) the aggregate principal amount of all Unpaid Drawings in respect of all such USF Letters of Credit.

                  "USF Letters of Credit" shall mean Letters of Credit issued pursuant to the US Facility.

                  "USF Loan" shall have the meaning provided in Section 1.01(A).

                  "USF Note" shall have the meaning provided in Section 1.05(a).

                  "USF Obligations" shall mean any and all Obligations to the extent arising under, or relating solely to, the US Facility.

                  "USF Percentage" shall mean, at any time, 100% minus the MCF Percentage at such time.

                  "Wholly-Owned Subsidiary" of any Person shall mean any other Person to the extent all of the capital stock or other ownership interests in such other Person, other than directors' qualifying shares, is owned directly or indirectly by such first Person.

                  "WLI" shall mean Wang Laboratories, Inc., a Delaware corporation.

                  "WLI Intercompany Note" shall mean the promissory notes in form and substance satisfactory to the Agents evidencing intercompany advances by WLI to Other Foreign Subsidiaries provided that, in the case of any such note issued by a Material Subsidiary, the Administrative Agent shall have received an opinion in form and substance, and from counsel, satisfactory to the Administrative Agent as to the due authorization, execution and enforceability thereof.

                  "WLI Preferred" shall mean WLI's Series A Preferred Stock and Series B Preferred Stock outstanding on the Closing Date and as subsequently amended or modified pursuant to the terms thereof and hereof.

                  "Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

                  "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

                  SECTION 11.  AGENTS, ETC.

                  11.01 APPOINTMENT. The Lenders hereby designate BTCo as Administrative Agent (for purposes of this Section 11, the terms "Administrative Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) NatWest as Syndication Agent and Lehman as Documentation Agent to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their duties hereunder by or through their respective officers, directors, agents, employees or affiliates.

                  11.02 NATURE OF DUTIES. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the Other Credit Documents. No Agent or any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein with respect to such Agent.

                  11.03 LACK OF RELIANCE ON THE AGENTS. Independently and without reliance upon either Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of WLI and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of WLI and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of WLI and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of WLI and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

                  11.04 CERTAIN RIGHTS OF THE AGENTS. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and no Agent shall incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against an Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

                  11.05 RELIANCE. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, tele type, facsimile or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

                  11.06 INDEMNIFICATION. To the extent an Agent is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify such Agent, in proportion to their respective "percentages" as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judg ments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent.

                  11.07 THE AGENTS IN THEIR INDIVIDUAL CAPACITIES. With respect to its obligation to make Loans under this Agreement, each Agent shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Lenders," "Required Lenders," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agents in their individual capacities. Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Designated Party or any Affiliate of any Designated Party as if they were not performing the duties specified herein, and may accept fees and other consideration from any Borrower or any other Designated Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

                  11.08 HOLDERS. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

                  11.09 RESIGNATION BY AN AGENT. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrowers and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

                  (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a Lender, commercial bank or trust company reasonably acceptable to the Borrowers.

                  (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrowers, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

                  (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

                  (e) The Syndication Agent and the Documentation Agent may each resign from the performance of all of its functions and duties hereunder and/or under the other Credit Documents in such capacity at any time by giving 5 Business Days' prior written notice to the Lenders. Such resignation shall take effect at the end of such 5 Business Days.

                  SECTION 12.  MISCELLANEOUS.

                  12.01 PAYMENT OF EXPENSES, ETC. The Borrowers jointly and severally agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reason able out-of-pocket costs and expenses of the Agents in connection with the negotiation, syndication, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case LLP) and of the Agents and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each Agent and for each of the Lenders); (ii) pay and hold each of the Agents and Lenders harmless from and against any and all present and future stamp, VAT and other similar taxes with respect to the foregoing matters and/or fees and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender (including in its capacity as Agent or Letter of Credit Issuer), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) an investigation, litigation or other proceeding (whether or not an Agent or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among an Agent, any Lender, any Designated Party or any third Person or otherwise) related to the entering into and/or performance of any Transaction Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, and (b) any such investigation, litigation or other proceeding relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of WLI, any of its Subsidiaries or any real property owned or operated by them, or the actual or alleged presence or release of Hazardous Materials on, under or from any real property at any time owned or operated by WLI or any of its Subsidiaries, and in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

                  12.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of such Borrower against and on account of the Obligations (regardless of the currency thereof) and liabilities of such Borrower to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Borrower purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

                  12.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier or facsimile) and mailed, telecopied, faxed or delivered, if to a Borrower, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender or Agent, at its address specified for such Lender or Agent on Annex II hereto;

or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telecopied or sent by overnight courier, and shall be effective when received.

                  12.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Transferee, provided that (x) in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 2.06 and 4.04 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold and (y) no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or
Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral or (iii) consent to the assignment or transfer by any Designated Party of any of its rights and obligations under this Agreement or any other Credit Document.

                  (b) Notwithstanding the foregoing, (x) any Lender may assign all or a portion of its USF Commitment and/or MCF Commitment and its rights and obligations hereunder to another Lender (or an Affiliate of such assigning Lender), and (y) with the consent of (I) the Administrative Agent, the Lira Lender (in the case of assignments of MCF Commitments), the Swingline Lender (in the case of assignments of USF Commitments) and each Letter of Credit Issuer and
(II) so long as no Default under Section 9.01 or 9.05 or Event of Default exists, WLI (which consent shall not be unreasonably withheld), any Lender may assign all or a portion of its USF Commitment and/or MCF Commitment and its rights and obligations hereunder to one or more Eligible Transferees. No assignment pursuant to the immediately preceding sentence by a Lender (or by Lenders which are Affiliates of each other) shall to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder (or to an Affiliate of an assigning Lender), be in an aggregate amount less than

$10,000,000 unless the entire Commitment of the assigning Lender (or group of Lenders which are Affiliates) is so assigned. If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this
Section 12.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (appropriately completed). At the time of any such assignment, (i) either the assigning or the assignee Lender shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500, (ii) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, and (iii) the relevant Borrower or Borrowers will issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.05. To the extent any assignment pursuant to this Section 12.04(b) is to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to WLI and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04 Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender's Commitments and related outstanding Obligations pursuant to this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or
4.04 from those being charged by the respective assigning bank prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes specified in said
Section 1.10, 2.06 or 4.04 occurring after the date of the respective assignment). Each Lender and the Borrowers agree to execute such documents (including without limitation amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause
(b) shall prevent or prohibit any Lender from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

                  (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

                  (d) Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 12 will, upon its becoming party to this Agreement, represent that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, PROVIDED that subject to the preceding clauses

(a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

                  12.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Designated Party and either Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent or any Lender would otherwise have. No notice to or demand on any Designated Party in any case shall entitle any Designated Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

                  12.06 PAYMENTS PRO RATA. (a) Subject to the provisions of Sections 1.01(D) and 1.08(e), the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Designated Party in respect of any Obligations of such Designated Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

                  (b) Each of the Lenders agrees that, if it should receive any amount here under (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Designated Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, PROVIDED that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

                  12.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in conformity with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by WLI to the Lenders and with respect to any interim financial statements, subject to changes resulting from audit and normal year-end audit adjustments, provided that (x) except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1997 financial statements delivered to the Lenders pursuant to
Section 6.10(b), (y) that if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets and (z) for purposes of determining compliance with any tests set forth in Sections 8 and/or 9 (excluding Sections 8.10 through 8.13), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) should be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence test regulates the aggregate amount outstanding at any time as expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Dollar Equivalent of the respective such amounts as in effect on the date any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar Amount outstanding at any time).

                  (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days (365-366 days for interest on Base Rate Loans and 365 days for interest on Pounds Sterling and Belgian Francs denominated MCF Loans).

                  (c) For purposes of this Agreement, the Dollar Equivalent of
(x) each MCF Loan that is an Alternate Currency Loan shall be calculated on the date when any such MCF Loan is made or repaid, each MCF Letter of Credit issued in an Alternate Currency shall be calculated on the date when any such Letter of Credit is issued, on any date drawn on and on any date on which such drawing is repaid and (y) all outstanding Loans denominated in Alternate Currencies and all MCF Letter of Credit Outstandings denominated in Alternate Currencies, on the second Business Day of each month and at such other times as designated by the Administrative Agent at any time when a Default under Section 9.01 or an Event of Default exists. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by WLI, it being understood that until such notice is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to WLI by the Administrative Agent. The Administrative

Agent shall promptly notify WLI and the Banks of each such determination of the Dollar Equivalent.

                  12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) This Agreement and the other Credit Documents (other than the EU Intercompany Notes to the extent set forth therein) and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the state of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it, to the extent located outside New York City, or by hand, to the extent located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Each Borrower hereby irrevocably designates appoints and empowers CT Corporation System, with offices on the date hereof located at 1633 Broadway, New York, New York 10019, as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of any Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower in any other jurisdiction.

                  (b) Each Borrower each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

                  12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Borrower and the Administrative Agent.

                  12.10 EFFECTIVENESS. This Agreement shall become effective on the date (the "Effective Date") on which WLI, EU Holdco, each Agent and each of the Lenders other than the Lira Lender shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at its Notice Office or, in the case of the Lenders and the Agents, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it.

                  12.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  12.12 AMENDMENT OR WAIVER. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) directly affected thereby, (i) extend the Final Maturity Date, or extend the stated maturity of any Letter of Credit beyond the Final Maturity Date (except as contemplated by Section 2.01(b)), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees or other amounts payable hereunder, or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender), (ii) amend, modify or waive any provision of this Section 12.12, (iii) reduce the percentage specified in, or (except to give effect to any additional facilities hereunder) otherwise modify, the definition of Required Lenders, (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (v) release all or substantially all of the Collateral, PROVIDED FURTHER, that no such change, waiver, discharge or termination shall, without the consent of the Required USF Lenders and the Required MCF Lenders, amend the definition of Required USF Lender or Required MCF Lenders (as applicable) or amend in a manner adverse to the respective Facility the allocation between the USF Facility and the MCF Facility of mandatory commitment reductions. No provision of Section 1.01(B), 1.01(D) and (E), 2 or 11 may be amended without the consent of the Lira Lender, the Swingline Lender, any Letter of Credit Issuer affected thereby or any Agent affected thereby, respectively.

                  12.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.06, 4.04, 11.06 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

                  12.14 DOMICILE OF LOANS. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrowers shall not be responsible for costs arising under Section 1.10, 2.06 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12 or 1.13) to the extent not otherwise applicable to such Lender prior to such transfer.

                  12.15 CONFIDENTIALITY. Subject to Section 12.04, the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its Affiliates, employees, auditors, advisors or counsel or as reasonably required by any BONA FIDE transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 12.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify WLI of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender be obligated or required to return any materials furnished by WLI or any Subsidiary.

                  12.16 LENDER REGISTER. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.16, to maintain a register (the "Lender Register") on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers' obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 12.04(b). The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.16 other than those resulting from the Administrative Agent's willful misconduct or gross negligence.

                  12.17 JUDGMENT CURRENCY. (a) The Designated Parties' obligations hereunder and under the other Credit Documents to make payments in the applicable Approved Currency

(the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against any Designated Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made at the Approved Currency Equivalent, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

                  (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

                  (c) For purposes of determining the Approved Currency Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

                  12.18 EURO. If at any time that an Alternate Currency Loan is outstanding, the relevant Alternative Currency is fully replaced as the lawful currency of the country that issued such Alternate Currency (the "Issuing Country") by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternate Currency previously the lawful currency of such country then such Alternate Currency Loan shall be automatically converted into a Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternate Currency Loan would be converted pursuant to the EMU Legislation and thereafter no further Loans will be available in such Alternate Currency, with the basis of accrual of interest, notices requirements and payment offices with respect to such converted Loans to be that consistent with the convention and practices in the London interbank market for Euro denominated Loans.

                  12.19 COVENANT TO PAY. Each Borrower, as a separate and independent obligation, hereby irrevocably undertakes to pay to BTCo at the first request of BTCo and at any time, an amount equal to the aggregate amount which has theretofore become due and payable by such Borrower to the Lenders under the Credit Agreement and the other Credit Documents, it being understood that (i) the right of BTCo to claim payment from such Borrower hereunder shall be an independent right of BTCo in its individual capacity and (ii) BTCo shall apply the amount so paid as if such amounts were received by BTCo in its capacity as Collateral Agent.

                  12.20 SHARING. At the time, if any, that the Loans are accelerated pursuant to Section 9, including any automatic acceleration provided therein (an "Acceleration Event"), each USF Lender shall purchase assignments of MCF Commitments (if still in existence) and in any event assignments of MCF Loans and participations in MCF Letter of Credit Outstandings from MCF Lenders, and each MCF Lender shall purchase assignments of USF Commitments (if still in existence) and in any event assignments of USF Loans and participations in USF Letter of Credit Outstandings from USF Lenders so that after giving effect thereto (I) each USF Lender shall have outstanding USF Loans and MCF Loans in an aggregate Principal Amount equal to the Principal Amount of its USF Loans immediately prior to the Acceleration Event, divided between the USF Loans and MCF Loans on the basis of the respective aggregate Principal Amount of the USF Loans and the MCF Loans out standing immediately prior to the Acceleration Event (the "Loan Allocation Basis"), (II) each MCF Lender shall have outstanding USF Loans and MCF Loans in an aggregate Principal Amount equal to the Principal Amount of its MCF Loans immediately prior to the Acceleration Event, divided between the USF Loans and MCF Loans on the Loan Allocation Basis, (III) each USF Lender shall have outstanding participations in the USF Letter of Credit Outstandings and the MCF Letter of Credit Outstandings in an aggregate Principal Amount equal to the aggregate Principal Amount of its participations in the USF Letter of Credit Outstandings immediately prior to the Acceleration Event, divided among each Letter of Credit and each Unpaid Drawing on the basis of the respective Principal Amount of each Letter of Credit and each Unpaid Drawing outstanding immediately prior to the Acceleration Event (the "L/C Allocation Basis") and (IV) each MCF Lender shall have outstanding participations in the USF Letter of Credit Outstandings and the MCF Letter of Credit Outstandings in an aggregate Principal Amount equal to the aggregate Principal Amount of its participation in the MCF Letter of Credit Outstandings immediately prior to the Acceleration Event, divided among each Letter of Credit and each Unpaid Drawing on the L/C Allocation Basis, it being of agreed that all Mandatory Borrowings and the assignments of outstanding Lira Loans to MCF Lenders required by Section
1.01 (D) shall be effected immediately prior to the purchase of assignments by all Lenders pursuant to this Section 12.20.

                  SECTION 13.  GUARANTY.

                  13.01 THE GUARANTY. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by WLI from the proceeds of the Loans made to the Foreign Borrowers and the issuance of the Letters of Credit issued for the account of the Foreign Borrowers, WLI hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations. This Guaranty is a primary obligation of WLI and not merely a contract of surety. If any of the Guaranteed Obligations becomes due and payable hereunder, WLI unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any specified Borrower), then and in such event WLI agrees that any such judgment, decree, order, settlement or compromise shall be binding upon WLI, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of the Foreign Borrowers, and WLI shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

                  13.02 BANKRUPTCY. Additionally, WLI unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Foreign Borrowers upon the occurrence in respect of such Foreign Borrower of any of the events specified in Section 9.05, and unconditionally promises to pay such indebtedness on demand, in lawful money of the United States.

                  13.03 NATURE OF LIABILITY. The liability of WLI hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by WLI, any other guarantor or by any other party, and the liability of WLI hereunder is not affected or impaired by
(a) any direction as to application of payment by any Foreign Borrower or by any other party, or (b) any other continuing or other guaranty or undertaking as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Foreign Borrower, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Foreign Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and WLI waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

                  13.04 INDEPENDENT OBLIGATION. The obligations of WLI hereunder are independent of the obligations of any other guarantor, any other party or any Foreign Borrower, and a separate action or actions may be brought and prosecuted against WLI whether or not action is brought against any other guarantor, any other party or any Foreign Borrower and whether or not any other guarantor, any other party or any Foreign Borrower be joined in any such action or actions. WLI waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Foreign Borrower or other circumstance which operates to toll any statute of limitations as to such Foreign Borrower shall operate to toll the statute of limitations as to WLI with respect to the Guaranteed Obligations owing by such Foreign Borrower.

                  13.05 AUTHORIZATION. WLI authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

                  (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

                  (b) take and hold security for the payment of any the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

                  (c) exercise or refrain from exercising any rights against any Foreign Borrower or others or otherwise act or refrain from acting;

                  (d) release or substitute any one or more endorsers, guarantors, any Foreign Borrower or other obligors;

                  (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may substitute the payment of all or any part thereof to the payment of any liability (whether due or not) of any Foreign Borrower to its creditors other than the Guaranteed Creditors;

                  (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Foreign Borrower to the Guaranteed Creditors regardless of what liability or liabilities of such Borrower remain unpaid;

                  (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

                  (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of WLI from its liabilities under this Guaranty.

                  13.06 RELIANCE. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Foreign Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                  13.07 SUBORDINATION. Any of the indebtedness of each Foreign Borrower now or hereafter owing to WLI is hereby subordinated to the Guaranteed Obligations of such Foreign Borrower; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of each Foreign Borrower to WLI shall be collected, enforced and received by WLI for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of WLI under the other provisions of this Guaranty. Prior to the transfer by WLI of any note or negotiable instrument evidencing any of the indebtedness of any Foreign Borrower to WLI, shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, WLI hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

                  13.08 WAIVER. (a) WLI waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor (i) proceed against any Foreign Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held by any Foreign Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. WLI waives any defense based on or arising out of any defense of any Foreign Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out the disability of any Foreign Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Foreign Borrower than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Foreign Borrower or any other party, or any security, without affecting or impairing in any way the liability of WLI hereunder except to the extent the Guaranteed Obligations have been paid.

                  (b) WLI waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. WLI assumes all responsibility for being and keeping itself informed of each Foreign Borrower's financial condition and assets, and of all other circumstances, bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which WLI assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise WLI of information known to them regarding such circumstances or risks.

                  13.09 ENFORCEMENT. The Guaranteed Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and no Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Guaranteed Creditors upon the terms of this Guaranty and the Security Documents.


                                      *  *  *

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Wang Laboratories, Inc.
                  WANG LABORATORIES, INC.,
600 Technology Park Dr.
                  as Borrower
Billerica, MA 01821-4130
Tel: (978) 957-5000
Fax: (978) 957-3930
         By
            ----------------------------------------------------------
Attention: General Counsel

         Name:
cc: Treasurer
         Title:


Wang Nederland B.V.
                  WANG NEDERLAND B.V.,
c/o Wang Laboratories, Inc.
                  as Borrower
600 Technology Park Dr.
Tel: (978) 957-5000
Fax: (978) 957-3930
         By
            ----------------------------------------------------------
Attention: General Counsel
                                                  Name:
cc: Treasurer                                     Title:

Olivetti Solutions SPA,
                  OLIVETTI SOLUTIONS SPA,
c/o Wang Laboratories, Inc.
                  as Borrower
600 Technology Park Dr.
Tel: (978) 957-5000
Fax: (978) 957-3930
         By
            ----------------------------------------------------------
Attention: General Counsel
                                                  Name:
cc: Treasurer                                     Title:

                                       BANKERS TRUST COMPANY,
                                       Individually and as Administrative Agent


                                       By
                                          -------------------------------------
                                          Name:
                                          Title:

                                       NATIONAL WESTMINSTER BANK PLC,
                                       Individually and as Syndication Agent


                                       By
                                          -------------------------------------
                                          Name:
                                          Title:

                                       LEHMAN COMMERCIAL PAPER INC.,
                                       Individually and as Documentation Agent


                                       By
                                          -------------------------------------
                                          Name:
                                          Title:

                                       BANKERS TRUST INTERNATIONAL
                                       PLC
                                       As Lira Lender

                                       By
                                          -------------------------------------
                                          Name:
                                          Title:

                                                                         ANNEX I




                                   COMMITMENTS



                                           USF                    MCF
         Lender                          Commitment             Commitment
         ------                          ----------             ----------

Bankers Trust Company                   $ 82,500,000           $192,500,000
National Westminster Bank Plc             45,000,000            105,000,000
Lehman Commercial Paper Inc.              22,500,000             52,500,000
                    Total:              $150,000,000           $350,000,000
                                        ============           ============



                                                                        ANNEX II



                                LENDER ADDRESSES



Bankers Trust Company                  130 Liberty Street
                                       New York, New York 10006
                                       Attention: Andrew Keith
                                       Tel. No.: 212-250-8617
                                       Fax No.: 212-250-7218


National Westminster Bank Plc          P.O. Box 122684
                                       Sixth Floor
                                       One Princess Street
                                       London EC2R  8PB
                                       Attention: John Roche
                                       Tel. No.: 011-44-171-390-1250
                                       Fax No.: 011-44-171-390-1775


Lehman Commercial Paper Inc.           Three World Financial Center
                                       10th Floor
                                       New York, New York  10285
                                       Attention: Michele Swanson
                                       Tel. No.: 212-526-0330
                                       Fax No.: 212-528-0819

                                                                        ANNEX IV




                          Part I: MATERIAL SUBSIDIARIES


         Australia:            Wang Australia Pty Ltd
                               Olivetti Australia Pty Ltd
                               (collectively, "Australian Subsidiaries")

         Belgium:              Wang Europe S.A. N.V.
                               Olsy Belgium S.A. N.V.
                               (collectively, "Belgian Subsidiaries")

         Canada:               Wang Canada Limited
                               Olsy Canada Ltd.

         Denmark:              Olsy S.A. (Denmark)
                               ("Danish Subsidiary")

         France:               Wang France S.A.
                               Olsy France S.A.
                               (collectively, "French Subsidiaries")

         Germany:              Wang Germany GmbH
                               Olivetti GmbH
                               (collectively, "German Subsidiaries")

         Italy:                Olivetti Solutions SpA
                               ("Italian Borrower")

         Japan:                Olivetti Corp. Japan

         Netherlands:          Wang Nederland B.V. ("EU Holdco")
                               Olsy Nederland B.V.
                               (collectively, "Dutch Subsidiaries")

         Spain:                Olivetti Espana S.A.
                               ("Spanish Subsidiary")

                                                                        ANNEX IV
                                                                          Page 2


         United Kingdom:       Wang I-NET Ltd.
                               Olsy UK Ltd.
                               (collectively, "UK Subsidiaries")

         United States:        Olsy North America Inc.
                               [I-NET]
                               [WGSI]
                               [Bannex]
                               [All other U.S. subsidiaries that are
                               not Immaterial Subsidiaries]


           Part II: MATERIAL SUBSIDIARIES PARTY TO FOREIGN GUARANTIES

         Australian Subsidiaries (unless waived by Agents)

         Belgian Subsidiaries

         Italian Borrower

         Dutch Subsidiaries

         Spanish Subsidiary

         UK Subsidiaries


                Part III: MATERIAL SUBSIDIARIES PARTY TO FOREIGN
                               SECURITY DOCUMENTS
                           (in support of its Guaranty
                         and EU Intercompany Note unless
                              otherwise indicated)

         Australian Subsidiaries (in support of Guaranty only) unless waived by Agents

         Belgian Subsidiaries

         Danish Subsidiary (in support of EU Intercompany Note only)

                                                                        ANNEX IV
                                                                          Page 2


         Italian Borrower (in support of Lira Note and subject to review of any additional cost, its Guaranty)

         EU Holdco (in support of its MCF Loans and its Guaranty)

         Olsy Nederland B.V.

         Spanish Subsidiary

         UK Subsidiaries